Exhibit 10.2

OPTION AGREEMENT FOR THE PURCHASE AND

SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS

DATED MARCH 23, 2011

BY AND BETWEEN

SPANSION LLC,

A DELAWARE LIMITED LIABILITY COMPANY

AND

TRUMARK COMPANIES LLC,

A CALIFORNIA LIMITED LIABILITY COMPANY

1.	GRANT OF OPTION		1

2.	OPTION CONSIDERATION		2

3.	PURCHASE PRICE; PRICE PARTICIPATION		3

	3.1	Purchase Price	3
	3.2	Payment of Purchase Price	3
	3.3	Bonus Prices	3

4.	INSPECTION AND RELATED MATTERS		6

	4.1	Inspection	6
	4.2	Release	7
	4.3	Hazardous Materials Definition, Disclosure, and Assignment	8
	4.4	Insurance	9
	4.5	Indemnity	10

5.	TITLE AND ESCROW		11

6.	PERMITTED TITLE EXCEPTIONS		11

	6.1		12
	6.2		12
	6.3		12

7.	CONDITIONS TO CLOSE OF ESCROW		12

	7.1	Optionee Conditions	12
	7.2	Optionor Conditions	14

8.	CLOSE OF ESCROW		14

	8.1	Closing Date	14
	8.2	Optionee’s Obligations	15
	8.3	Optionor’s Obligations	15
	8.4	Escrow Holder’s Obligations	16
	8.5	Supplemental Taxes	16
	8.6	Escrow Holder’s Reporting Obligations	16
	8.7	Optionee Documents	17
	8.8	Escrow Cancellation Charges	17

9.	OPTIONOR’S REPRESENTATIONS AND WARRANTIES		17

	9.1	Due Authorization	17
	9.2	No Conflict	17
	9.3	No Condemnation or Litigation	17
	9.4	No Violations of Law	18
	9.5	Property Disclosures	18

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	9.6	No Fraudulent Transfer	18
	9.7	Leases or Other Agreements	18
	9.8	Third Party Rights	18
	9.9	Remediation Agreement	18

10.	OPTIONEE’S REPRESENTATIONS AND WARRANTIES		20

	10.1	Due Authorization	20
	10.2	Due Execution	20
	10.3	Bankruptcy or Insolvency	20
	10.4	Preliminary Due Diligence	20

11.	PROPERTY “AS-IS”		21

	11.1	“As-Is” Sale	21

12.	GENERAL ASSIGNMENT		22

13.	LAND USE APPROVALS		22

	13.1	Right to Pursue Entitlements	22
	13.2	Applications Prior to Approval Date	23
	13.3	Applications After Approval Date	23
	13.4	Optionor’s Processing and Approval Rights	23
	13.5	Optionor’s Right to Disapprove Optionee’s Plan	24
	13.6	Amending Optionee’s Plan	24
	13.7	Remedies	25
	13.8	Entitlement Default	25

14.	DISCLOSURES TO PURCHASERS		25

15.	INDEMNITY		25

	15.1		25
	15.2		25
	15.3		26
	15.4		26
	15.5		26
	15.6		26
	15.7		26

16.	OPTIONOR’S COVENANTS		27

	16.1	Covenants	27
	16.2	Optionee’s Right to Cure	27

17.	LEASEBACK		28

18.	CONFIDENTIALITY OF AGREEMENT		28

19.	BROKER’S COMMISSION		28

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20.	DEFAULT		29

	20.1	Optionor Default	29
	20.2	Optionee Default	29
	20.3	Recoverable Damages	30

21.	MATERIAL DAMAGE; CONDEMNATION		31

22.	MISCELLANEOUS PROVISIONS		31

	22.1	Time is of the Essence	31
	22.2	Governing Law	32
	22.3	Integration	32
	22.4	Survival of Covenants and Warranties	32
	22.5	Computation of Periods	32
	22.6	Effectiveness of Agreement and Amendments	32
	22.7	Assignment	32
	22.8	Notices	32
	22.9	Attorneys’ Fees	34
	22.10	Successors and Assigns	34
	22.11	Severability	34
	22.12	Waiver	34
	22.13	Further Assurances	34
	22.14	Capitalized Terms	34
	22.15	Counterparts	35
	22.16	Negotiated Transaction	35
	22.17	Board of Directors Approval	35
	22.18	Memorandum of Option	35

		LIST OF EXHIBITS

Exhibit A-1	-	Legal Description of Property
Exhibit A-2	-	Depiction of Property
Exhibit B	-	Memorandum of Agreement
Exhibit C	-	Grant Deed
Exhibit D	-	General Assignment
Exhibit E	-	Lease
Exhibit F	-	Assignment and Assumption of Remediation Agreement
Exhibit G	-	Number and Type of Residential Units
Exhibit H	-	Memorandum of Option
Exhibit I	-	Quitclaim Deed

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OPTION AGREEMENT FOR THE PURCHASE AND

SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS

This Option Agreement for the Purchase and Sale of Real Property and Escrow Instructions (the “Agreement”), dated March 23, 2011 (the “Effective Date”), is entered into by and between Spansion LLC, a Delaware limited liability company (“Optionor”), and Trumark Companies LLC, a California limited liability company (“Optionee”). Optionor and Optionee are hereinafter sometimes individually referred to as a “party” and collectively as the “parties”.

RECITALS

A. Optionor is the owner of that certain real property consisting of approximately twenty-four and one-half (24.5) acres located at 915 DeGuigne Drive in the City of Sunnyvale (“City”), County of Santa Clara (“County”), State of California which real property is legally described on Exhibit A-1 attached hereto and which is depicted on Exhibit A-2 attached hereto, which Exhibits are incorporated herein by this reference (the “Property”).

B. The Property is improved with a submicron development center building consisting of approximately 189,000 gross square feet (the “SDC”), a PG&E transmission facility (the “Transmission Facility”), a headquarters building containing approximately 265,000 square feet of office space, labs with a data center and an on-site cafeteria (the “HQ Building”), and a warehouse building containing approximately 17,000 square feet (“Building 943”). The Property is part of a Superfund site, which is the subject of a tri-party agreement between TRW, Philips Semiconductors, Inc. (“Philips”), and Advanced Micro Devices, Inc. (“AMD”) for the cleanup and involves an on-site ground water treatment facility and test wells, as more particularly described in the Hazardous Materials Documents (defined below).

C. After closing, Optionee intends to develop the Property with residential dwelling units (each, a “Unit” and collectively, the “Units”).

D. Optionee desires to acquire an option to purchase the Property from Optionor, and Optionor desires to grant Optionee such an option to purchase the Property. This Agreement sets forth the terms and conditions agreed upon between Optionor and Optionee with respect to the option to purchase the property and, if and to the extent the option is exercised, the purchase and sale of the Property and portions thereof.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1.	GRANT OF OPTION

Subject to the terms and conditions set forth in this Agreement, and the payment by Optionee of the Option Consideration (as that term is defined below), Optionor hereby grants to Optionee the exclusive right and option (the “Option”) to purchase the Property in accordance with the terms and conditions of this Agreement. The term of the Option (the “Option Term”)

shall commence as of the delivery of the Approval Notice, following payment of the First Installment (both as defined herein) and end on or before the earlier of the following (as applicable, the “Option Expiration Date”) , unless terminated earlier as set forth herein: (i) ten (10) days following Optionee’s receipt of Tentative Map Approval (as defined below), (ii) one hundred fifty (150) days following the City’s approval of a general plan amendment that would permit residential use of the Property; provided, however, that this Section 1(ii) shall not apply, and be null and void and of no further force or effect, if no Entitlement Default (as defined below) has occurred prior to such 150th day, or (iii) seventeen (17) months following the date (the “Approval Date”) that is seventy-five (75) days after the Effective Date. Optionee shall have the right to exercise the Option at any time during the Option Term, by delivering to Optionor written notice stating that Optionee has exercised the Option (“Option Exercise Notice”). Upon such exercise, the provisions of this Agreement pertaining to the sale of the Property by Optionor to Optionee shall apply. The Option Term may be extended only by mutual agreement of Optionor and Optionee, evidenced by an executed, written amendment to this Agreement.

2.	OPTION CONSIDERATION

Optionee agrees to pay to Optionor option consideration in the amount of Three Million Dollars ($3,000,000) (the “Option Consideration”), as follows. No later than 5:00 p.m. Pacific Time on the day that is two (2) business days after the execution of this Agreement by Optionee and Optionor, Optionee shall deposit with Escrow Holder (as hereinafter defined) the first installment of the Option Consideration in the amount of Two Hundred Fifty Thousand and No/100 Dollars ($250,000) in immediately available funds (the “First Installment”). If Optionee fails to deposit the First Installment as and when required hereunder, this Agreement shall automatically terminate without notice, and neither party shall have any further rights, duties or obligations under this Agreement or with respect to the Property, except as otherwise specifically set forth in this Agreement. Optionor and Optionee hereby instruct Escrow Holder to place the First Installment in an interest bearing account, with all interest thereon accruing to the benefit of the party entitled thereto. No later than 5:00 p.m. Pacific Time on the Approval Date, Optionee shall deposit with Escrow Holder (as hereinafter defined) the second installment of the Option Consideration in the amount of Seven Hundred Fifty Thousand Dollars ($750,000) in immediately available funds (the “Second Installment”). No later than 5:00 p.m. Pacific Time on the day that is six (6) months after the Approval Date (as defined below), Optionee shall deposit with Escrow Holder in immediately available funds, the third installment of the Option Consideration in the amount of One Million Dollars ($1,000,000) (the “Third Installment”). No later than 5:00 p.m. Pacific Time on the day that is twelve (12) months after the Approval Date, Optionee shall deposit with Escrow Holder in immediately available funds, the fourth installment of the Option Consideration in the amount of One Million Dollars ($1,000,000) (the “Fourth Installment”). If Optionee fails to deposit the Second Installment on or before 5:00 p.m. Pacific Time on the Approval Date, or if Optionee fails to deposit the Third Installment on or before 5:00 p.m. Pacific Time on the date which is six (6) months after the Approval Date, or if Optionee fails to deposit the Fourth Installment on or before 5:00 p.m. Pacific Time on the date which is twelve (12) months after the Approval Date, then in either such event this Agreement shall terminate upon written notice to Optionee pursuant to Section 22.1 below, and (except where this Agreement has previously been terminated due solely to Optionor’s withholding of material information in Optionor’s possession concerning the Property or other material default by Optionor hereunder (collectively, “Optionor Material Default”)) neither party shall have any further rights, duties or obligations under this Agreement or with respect to the Property, except as otherwise specifically set forth in this Agreement. Escrow Holder is hereby irrevocably authorized and instructed by the parties as follows: (i) to release the entire amount of the First Installment to Optionor, together with any accrued interest, immediately after Optionee’s delivery of the Approval Notice and concurrently with the recordation of the Memorandum of Option pursuant to Section 22.18 below; (ii) to release the entire amount of the Second Installment to Optionor concurrently with the release of the First Installment and the recordation of the Memorandum of Option pursuant to Section 22.18 below; (iii) to release the entire amount of the Third Installment to Optionor immediately after Optionee’s delivery of the Third Installment provided that the Memorandum of Option have been recorded pursuant to Section 22.18 below; and (iv) to release the entire amount of the Fourth Installment to Optionor immediately after Optionee’s delivery of the Fourth Installment provided that the Memorandum of Option have been recorded pursuant to Section 22.18 below. On and after the Approval Date, the Option Consideration shall be nonrefundable to Optionee, except where escrow fails to close due solely to an Optionor Material Default or as otherwise specifically provided in this Agreement. Provided the Option is exercised in accordance with Article 1 above, the Option Consideration shall be applied toward the Purchase Price at the Closing (hereinafter defined in Section 8.1). Escrow Holder shall pay a portion of the Option Consideration in the amount of One Hundred and No/100 Dollars ($100.00) (the “Independent Consideration”) to Optionor upon the earlier of the Close of Escrow or the termination of this Agreement for any reason. The Independent Consideration constitutes consideration for this Agreement and Optionee’s rights under Section 4.1. The obligation of Optionee to pay the Independent Consideration to Escrow Holder is unconditional and shall survive any termination of this Agreement.

3.	PURCHASE PRICE; PRICE PARTICIPATION

3.1 Purchase Price. The purchase price for the Property shall be Sixty-Eight Million Dollars ($68,000,000) (the “Purchase Price”).

3.2 Payment of Purchase Price. The Purchase Price, plus an amount equal to Optionee’s share of the closing costs and prorations as set forth in Section 8.4 below, less that portion of the Option Consideration which Optionor has received, shall be deposited by Optionee with Escrow Holder in immediately available funds as of the business day prior to the Closing Date (hereinafter defined) (the “Closing Payment”). At the Closing, the Closing Payment shall be disbursed to or for the benefit of Optionor.

3.3 Bonus Prices. As part of the consideration for the Property, and in addition to the payment of the Purchase Price, Optionee hereby agrees to pay to Optionor the following additional amounts on the terms and conditions set forth below:

3.3.1 In the event that Optionee sells (including as a result of a 1031 exchange or the exercise of an option to purchase) the SDC to a governmental entity, or to an entity which leases the SDC to a governmental entity prior to or within ninety (90) days after the sale, at any time prior to the tenth (10th) year anniversary of the Close of Escrow, then Optionee shall pay Optionor in cash an amount equal to ninety percent (90%) of the SDC Net Profit (as defined below) upon the close of escrow for such sale. In the event that Optionee sells

(including as a result of a 1031 exchange or the exercise of an option to purchase) the SDC to any party (other than a governmental entity, or an entity which leases the SDC to a governmental entity prior to or within ninety (90) days after the sale, or an entity that is wholly owned (directly or indirectly) by Optionee)) for the primary purpose as a data center at any time prior to the tenth (10th) year anniversary of the Close of Escrow, then Optionee shall pay Optionor in cash an amount equal to seventy percent (70%) of the SDC Net Profit upon the close of escrow for such sale. In the event that Optionee sells (including as a result of a 1031 exchange or the exercise of an option to purchase) the SDC to any party (other than a governmental entity, an entity which leases the SDC to a governmental entity prior to or within ninety (90) days after the sale, a data center operator, a residential builder or developer, or an entity that is wholly owned (directly or indirectly) by Optionee) at any time prior to the tenth (10th) year anniversary of the Close of Escrow, then Optionee shall pay Optionor in cash an amount equal to fifty percent (50%) of the SDC Net Profit upon the close of escrow for such sale. For purposes of this Section 3.3.1, the “SDC Net Profit” shall mean the net profit from said transaction calculated as follows: an amount equal to the difference between (a) the purchase price for the SDC transaction, or if the transaction includes the sale of other portions of the Property in addition to the SDC, then the pro rata portion of such purchase price attributable to the SDC (said amount being the total purchase price divided by the square footage of all property included in such transaction, multiplied by the square footage of the SDC), less (b) the pro rata cost of the portion of the Property included in such SDC transaction (said amount being the Purchase Price divided by the square footage of the Property multiplied by the square footage of the SDC, plus any brokers commissions and closing costs paid by Optionee in said transaction, or any prorated portion thereof, as applicable). Any amounts payable to Optionor pursuant to this Section 3.3.1 shall be referred to herein as the “SDC Bonus”. The obligation to pay the SDC Bonus shall survive the Close of Escrow until the earlier of (a) demolition of the SDC, or (b) the tenth (10th) year anniversary of the Close of Escrow.

3.3.2 In the event that Optionee sells (including as a result of a 1031 exchange or the exercise of an option to purchase) the Transmission Facility to any other party (other than an entity wholly owned (indirectly or directly) by Optionee) for use as a transmission facility at any time prior to the tenth (10th) year anniversary of the Close of Escrow, Optionee shall pay Optionor in cash a bonus (the “Transmission Facility Bonus”), in an amount determined below, upon the close of escrow for such sale. For purposes of this Agreement, the Transmission Facility Bonus shall be an amount equal to fifty percent (50%) of the net profit from said transaction calculated as follows: an amount equal to the difference between (a) the purchase price for the Transmission Facility transaction, or if the transaction includes the sale of other portions of the Property in addition to the Transmission Facility, then the pro rata portion of such purchase price attributable to the Transmission Facility (said amount being the total purchase price divided by the square footage of all property included in such transaction, multiplied by the square footage of the Transmission Facility), less (b) the pro rata cost of the portion of the Property included in such Transmission Facility transaction (said amount being the Purchase Price divided by the square footage of the Property multiplied by the square footage of the Transmission Facility, plus any brokers commissions and closing costs paid by Optionee in said transaction, or any prorated portion thereof, as applicable). The obligation to pay the Transmission Facility Bonus shall survive the Close of Escrow until the earlier of (a) demolition of the Transmission Facility, or (b) the tenth (10th) year anniversary of the Close of Escrow.

3.3.3 Concurrently with the Closing, Optionee shall execute that certain Memorandum of Agreement, in the form attached hereto as Exhibit B hereto (the “Memorandum of Agreement”). The Memorandum of Agreement shall contain provisions allowing for partial release following the recordation of any parcel map or subdivision map for the Property, provided that the portion of the Property that remains subject to the Memorandum of Agreement, in one or more parcels, includes the SDC together with such surrounding land area as is commercially reasonable and necessary for the use of the SDC (the “Future SDC Parcel”) and the Transmission Facility together with such surrounding land are as is commercially reasonable and necessary for the use of the Transmission Facility (the “Future Transmission Facility Parcel”). Said provisions shall provide for the automatic release of the Future SDC Parcel from the Memorandum of Agreement upon the date (the “SDC Release Date”) that is the earliest to occur of (1) demolition of the SDC, (2) the tenth (10th) year anniversary of the Close of Escrow, or (3) payment in full of the SDC Bonus. Said release provisions shall provide for the automatic release of the Future Transmission Facility Parcel from the Memorandum of Agreement upon the date (the “Transmission Facility Release Date”) that is the earliest to occur of (1) demolition of the Transmission Facility, (2) the tenth (10th) year anniversary of the Close of Escrow, or (3) payment in full of the Transmission Facility Bonus. At Optionee’s request given on or after the earliest to occur of said dates, Optionor shall execute and record a quitclaim deed or other documents necessary to evidence such release. Optionor hereby acknowledges and agrees that the lien of the Memorandum of Agreement shall be subject and subordinate to the lien of all deeds of trust placed upon the Property from and after the Closing subject to the terms and provisions of this Section 3.3.3. Optionor shall execute such documentation as Optionee or Optionee’s lender may request from time to time in order to confirm the matters set forth in this Section 3.3.3 in recordable form. Notwithstanding the foregoing, the lien of the Memorandum of Agreement shall not be subordinate to the lien of any deed of trust placed upon the Property at or after the Closing unless Optionor is furnished with a written recognition agreement for the benefit of Optionor in a form reasonably acceptable to Optionor, recorded against the Property in the same manner as the Memorandum of Agreement prior to recordation of said deed of trust, pursuant to which Optionee’s lender consents to the Memorandum of Agreement and agrees on behalf of itself and any successor in interest (whether by sale or assignment of the loan or by trustee’s deed upon foreclosure or by deed in lieu of foreclosure under the loan) to recognize Optionor’s rights under Section 3.3.1 and 3.3.2 of this Agreement from and after (i) a foreclosure of such deed of trust, or (ii) a conveyance of the Property pursuant to a deed-in-lieu thereof. The provisions of this Section 3.3 and the Memorandum of Agreement shall survive the Close of Escrow for all purposes.

3.3.4 From and after the Closing, Optionee shall have the right to sell, lease, convey or otherwise transfer the Property, or any portion thereof, on any and all terms and provisions acceptable to Optionee in its sole and absolute discretion, subject to the terms and provisions of this Section 3. Notwithstanding the foregoing, (a) prior to the SDC Release Date, Optionee shall have the obligation to notify Optionor in writing of the terms of any sale or exchange of the Future SDC Parcel no later than ten (10) days prior to the effective date of any such sale or exchange, and (b) prior to the Transmission Facility Release Date, Optionee shall have the obligation to notify Optionor in writing of the terms of any sale or exchange of the Future Transmission Facility Parcel no later than ten (10) days prior to the effective date of any such sale or exchange.

4.	INSPECTION AND RELATED MATTERS

4.1 Inspection. At all reasonable times (during business hours) prior to the Approval Date, and thereafter until the Close of Escrow or the earlier termination of this Agreement, Optionee, its agents and representatives shall be entitled to enter upon the Property, on prior reasonable notice to Optionor, to perform inspections of the Property to determine and evaluate (i) the feasibility of Optionee’s acquisition of the Property based on Optionee’s review of the Property Documents (hereinafter defined), (ii) the physical condition of the Property, including, without limitation, any hazardous materials survey, and any other surveys, inspections, tests, studies and investigations relating to physical, geological, engineering or environmental conditions of the Property that Optionee conducts in accordance with the terms of the Agreement, it being understood and agreed by Optionee that no physical testing for Hazardous Materials (as hereinafter defined) shall be performed on the Property without the express written consent of Optionor, which consent shall not be unreasonably withheld or delayed, (iii) the feasibility of Optionee’s acquisition of the Property based on its investigation, studies and reports (including, without limitation, market studies and appraisals), (iv) the zoning of the Property, (v) the grading of and any grading plans for the Property, and (vi) any other matter or thing relating to or affecting the Property or Optionee’s intended use thereof. Optionee acknowledges and agrees that all studies, inspections and investigations conducted by Optionee have been and will be conducted at Optionee’s sole cost, expense and risk, and Optionor shall have no obligation with respect thereto. Within five (5) days after the opening of Escrow (defined below), Optionor shall provide to Optionee, or otherwise make available to Optionee for Optionee’s review, copies of all tests, surveys, approvals, maps, plans, records, permits, correspondence with governmental agencies; engineering, geological, soils, or other studies, tests, or reports; any environmental and hazardous material reports and notices; all leases and contracts, if any, affecting the Property and any amendments or side letters thereto; tax and assessment statements; any documents regarding any filed or threatened litigation affecting or relating to the Property; and any other material data and information about the Property in Optionor’s possession related to the operation of the Property (collectively, the “Property Documents”). Except as specifically set forth in Section 9.5 hereof, Optionor makes no representation or warranty with respect to the accuracy or completeness of any of the Property Documents or any of the Hazardous Materials Documents (defined below). Notwithstanding any other provision of this Section 4.1, Optionor shall not be liable for the failure to deliver or make available any Property Document which is otherwise available in public records (or of which Optionee actually obtains a copy through some other means) or which is not of material importance to a purchaser of the Property, and no failure to deliver any Property Document expressly referenced in this sentence shall give rise to any right to terminate this Agreement or to any cause of action against Optionor or any other party. At Optionee’s request, Optionor shall use commercially reasonable and diligent efforts to obtain any Property Document specifically identified by Optionee that is not in Optionor’s possession but under Optionor’s control if such document (a) would be of material importance to a purchaser of the Property and (b) is not otherwise available in the public records. On or before 5:00 p.m. Pacific Time on the Approval Date, Optionee shall deliver a written notice to Optionor approving the condition of the Property and all Property Documents (the “Approval Notice”). If Optionee fails to deliver the Approval Notice on or before such date, or if the Approval Notice contains any qualifications or conditions, this Agreement shall be deemed terminated, Optionee shall be entitled to a return of the First Installment and any accrued interest thereon, Optionee shall be obligated to pay any escrow cancellation charges, and neither party shall have any further rights, duties or obligations under this Agreement or with respect to the Property, except as otherwise specifically set forth in this Agreement.

4.1.1 NHDS. Within ten (10) business days after the opening of Escrow, Optionor shall provide to Optionee, or otherwise make available to Optionee for Optionee’s review, a copy of a Natural Hazard Disclosure Statement for the Property prepared by a qualified expert (the “Expert”), in the form required by California Civil Code Section 1103.2(a), setting forth the Expert’s determination of whether the Property is subject to Sections 8589.3, 8589.4 or 51183.5 of the California Government Code or Sections 2621.9, 2694 or 4136 of the California Public Resources Code. It is agreed that (i) Optionor will rely solely and exclusively on the Expert to make such determination and (ii) the release set forth in Section 4.2.2 below shall include any failure of Optionor to provide the disclosure required by California Civil Code Section 1103 et seq. due to an error or omission of the Expert.

4.2 Release.

4.2.1 Except to the extent caused by a breach of a representation or warranty of Optionor expressly set forth in Article 9 below, or the fraud or intentional misconduct of any Optionor Indemnitees, Optionee on behalf of itself and its successors and assigns waives its right to recover from, and forever releases and discharges, Optionor Indemnitees (hereinafter defined), from any and all demands, claims, legal or administrative proceedings, suits, losses, liabilities, damages, penalties, obligations, fines, liens, causes of action, judgments, settlements, injunctive relief, injury to persons, natural resources or property (including without limitation claims for loss of property values and claims for “stigma” related damages), costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen (collectively, “Claims and Damages”), that may arise on account of or in any way be connected with the physical condition of the Property, the presence of Hazardous Materials (hereinafter defined) in, on, under, or about the Property, any patent or latent condition affecting the Property, or any law or regulation applicable thereto, including, without limitation, any Hazardous Materials Laws (hereinafter defined). As used in this Agreement, the term “Optionor Indemnitees” shall mean and include (i) Optionor; (ii) Optionor’s members, and any entity controlling, controlled by, or in common control of Optionor or Optionor’s members (“Optionor’s Affiliates”); (iii) Optionor’s managers, directors, officers, employees, contractors, subcontractors, representatives, consultants and agents (“Optionor’s Agents”); and (iv) all of their respective heirs, successors, personal representatives and assigns.

4.2.2 In connection with Section 4.2.1 above, and elsewhere as expressly provided for in this Agreement, Optionee hereby expressly waives the benefits of Section 1542 of the California Civil Code, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM

OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Optionee’s Initials

The foregoing release shall survive the Closing and/or any termination of this Agreement.

4.3 Hazardous Materials Definition, Disclosure, and Assignment.

4.3.1 As used in this Agreement, the term “Hazardous Materials” means and includes any flammable, explosive, or radioactive materials or hazardous, toxic or dangerous wastes, substances or related materials or any other chemicals, materials or substances, exposure to which is prohibited, limited or regulated by any applicable federal, state, county, regional or local authority or which, even if not so regulated, may or could pose a hazard to the health and safety of the occupants of the Property or of property adjacent to the Property, including, but not limited to, asbestos, PCBs, petroleum products and by-products, infectious substances or raw materials which include hazardous constituents, substances defined or listed as “hazardous substances” or “toxic substances” or similarly identified in, pursuant to, or for purposes of, the California Solid Waste Management, Resource Recovery and Recycling Act (California Government Code Section 66700, et seq.), the Comprehensive Environmental Response, Compensation, and Liability Act, as amended (42 U.S.C. Section 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.), Section 25117 or Section 25316 of the California Health & Safety Code; and any so-called “Superfund” or “Superlien” law, or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material; or any substances or mixture regulated under the Toxic Substance Control Act of 1976, as now or hereafter amended (15 U.S.C. Section 2601, et seq.); and any “toxic pollutant” under the Clean Water Act, as now or hereafter amended (33 U.S.C. Section 1251, et seq.); and any hazardous air pollutant under the Clean Air Act, as now or hereafter amended (42 U.S.C. Section 7401 et seq.). The term “Hazardous Materials Laws” means any applicable federal, state or local law, code, statute, ordinance, rule, regulation, rule of common law or guideline relating to Hazardous Materials now or hereafter enacted or promulgated (collectively, and including, without limitation, any such laws which require notice of the use, presence, storage, generation, disposal or release of any Hazardous Materials to be provided to any party).

4.3.2 Optionee hereby acknowledges and agrees that Optionor has disclosed to Optionee the fact that the Property is a Superfund site, and further acknowledges and agrees that although Optionor shall deliver copies of certain documents in Optionor’s possession pertaining to the Hazardous Materials condition of the Property (collectively, the “Hazardous Materials Documents”), Optionor makes no representation or warranty whatsoever as to the accuracy or completeness of any of the Hazardous Materials Documents, or as to whether other and more significant documents pertaining to the Hazardous Materials condition of the Property may exist. Optionee acknowledges and agrees that Optionee shall be solely responsible for researching and obtaining copies of any and all publicly available documents pertaining to the

Hazardous Materials condition of the Property, notwithstanding the delivery of the Hazardous Materials Documents by Optionor to Optionee, and that in proceeding with this transaction Optionee shall not be relying on any other representation of Optionor pertaining to the Superfund site status of the Property or any other matter concerning the Hazardous Materials condition of the Property whatsoever.

4.3.3 On or about June 30, 2003, Advanced Micro Devices, Inc., a Delaware corporation (“AMD”), Fujitsu Limited, a corporation organized under the laws of Japan (“Fujitsu”) and FASL, LLC, a Delaware limited liability company (“FASL”) entered into that certain Remediation Agreement dated June 30, 2003, with respect to the remediation of certain hazardous substances on the Property (the “Remediation Agreement”). A copy of the Remediation Agreement has been provided to Optionee as part of the Property Documents. At the Closing, Optionor shall assign the Remediation Agreement to Optionee while retaining rights thereunder sufficient, in Optionor’s sole discretion, to protect Optionor from claims or liability with respect to Optionor’s ownership of the Property, and Optionee shall assume the obligations of FASL under the Remediation Agreement arising from and after the Closing to the extent relating to the Property.

4.3.4 Optionor is in the process of securing, or causing to be secured, closures with respect to all of the following: (i) the underground storage tank permit with respect to the SDC facility; (ii) the air permit; (iii) the hazardous waste permits; (iv) the fire and environmental services permits; (v) the wastewater discharge permit; (vi) the stormwater permits, (vii) the aboveground storage tanks permit; (viii) the environmental health permit for Micro Chip Café, and (ix) the business license tax for the Micro Chip Cafe (individually, a “Closure” and collectively, “Closures”). Optionor will use its commercially reasonable efforts and diligence to obtain on or before the Closing Date both a Closure for the permit described in (i) above and a Closure with respect to the Property other than the property that is subject to the Lease (defined below) for the permits described in (ii) through (vii) above (collectively, the “First Stage Closure”). Optionor will use its commercially reasonable efforts and diligence to obtain on or before the expiration of the Lease both a Closure for the permits described in (viii) and (ix) above and a Closure with respect to the property that is subject to the Lease for the permits described in (ii) through (vii) above (collectively, the “Second Stage Closure”). [NOTE: DETAILS AND ISSUES (INCLUDING PROPOSED TIMELINE FOR CLOSURE) TO BE FURTHER ANALYZED AND CONFIRMED DURING DUE DILIGENCE TO ADDRESS POST CLOSING OBLIGATIONS AND REMEDIES FOR NON-PERFORMANCE]

4.4 Insurance. At all times before the Close of Escrow, Optionee shall secure, maintain and provide evidence to Optionor, of the following:

(a) Workers’ compensation insurance for Optionee’s employees as required by law;

(b) the General Policy and the Umbrella Policy required pursuant to and as defined below; and

(c) automobile liability insurance, including liability for all owned, hired and non-owned vehicles, with minimum limits of One Million Dollars ($1,000,000) for bodily injury per person, One Million Dollars ($1,000,000) property damage and One Million Dollars ($1,000,000) combined single limit per occurrence.

As used herein, “General Policy” shall mean a commercial general liability insurance policy, on an occurrence basis form, from a carrier with a Best Rating of “A-VIII” or better, evidencing the existence of liability coverage in an amount not less than Two Million Dollars ($2,000,000) combined single limit insuring against any and all liability or damage that might arise out of or be related to any work done by Optionee or at Optionee’s request on or relating to all or any portion of the Property.

Optionor shall be named as an additional insured under the General Policy, which policy shall stipulate that the insurance afforded the additional insureds shall apply as primary insurance and that any other insurance carried by Optionor will be excess only and will not contribute with this insurance. Each such policy shall contain an endorsement to the effect that such insurance policy will not be canceled or materially modified until after thirty (30) days prior written notice of cancellation or material modification has been given to such additional insureds. Optionee’s liability insurance shall not be on a “claims made” basis. All insurance policies required herein shall be issued by responsible insurance companies, maintaining an A.M. Best’s Rating of A-VIII or better and qualified to do business in California. All insurance policies shall contain provisions (which shall be designated on the certificate of insurance) that the coverage afforded thereunder shall not be canceled or reduced, nor shall restrictive modifications be added, without providing Optionor with at least thirty (30) days’ prior written notice thereof. The indemnification obligations of Optionee as contained in Section 4.5 hereof shall not be limited by the amounts or types of insurance (or the deductibles or self-insured retention amounts of such insurance) which Optionee is required to carry hereunder, and shall survive the Closing or any termination of this Agreement.

4.5 Indemnity. Notwithstanding anything provided herein to the contrary, any investigation of the Property by Optionee, Optionee’s members and/or any entity controlling, controlled by or in common control of Optionee (collectively, or any of the foregoing, as the case may be, are hereinafter referred to as “Optionee’s Affiliates”), and/or Optionee’s employees, contractors, subcontractors, representatives, officers and agents (collectively, or any of the foregoing, as the case may be, are hereinafter referred to as “Optionee’s Agents”) have been and shall be performed at the sole cost and expense of Optionee, and Optionee shall be solely and absolutely responsible for the acts of Optionee, Optionee’s Affiliates and/or any of Optionee’s Agents in connection with any such investigation of the Property. Optionee hereby agrees to protect, indemnify, defend, release (the parties agreeing that the California Civil Code Section 1542 release set forth at Section 4.2.2 hereof shall apply to such release) and hold Optionor Indemnitees harmless from and against any and all Claims and Damages to the extent caused by any act, omission or willful misconduct of the Optionee, Optionee’s Affiliates and/or Optionee’s Agents at any time prior to Closing in connection with any investigation of the Property, which indemnification, release and agreement to defend and hold harmless shall survive the Closing or the termination of this Agreement, as the case may be, and remain binding upon the parties hereto (and their successors and assigns) until fully observed, kept or performed. Optionor shall have the right to have its representatives accompany Optionee, Optionee’s

Affiliates and/or Optionee’s Agents on any on-site inspection. Optionee, Optionee’s Affiliates and/or Optionee’s Agents shall not, in any unreasonable manner or fashion prior to the Closing Date, disrupt the operation and/or management of the Property. If at any time prior to Closing, Optionee, Optionee’s Affiliates and/or Optionee’s Agents cause any damage to the Property, Optionee shall, at its sole cost and expense, immediately restore the Property, to the satisfaction of Optionor, to the same condition as it existed immediately prior to the occurrence of such damage. Notwithstanding the foregoing, Optionee shall not be obligated to restore the Property or indemnify Optionor in connection with any damage, liability, or claim resulting (a) from any active negligence or willful misconduct of Optionor Indemnitees, or (b) from any discovery of any Hazardous Materials contamination or other adverse conditions on or about the Property (but such freedom from restoration and indemnification obligations shall not extend to the exacerbation of any such Hazardous Materials contamination or adverse conditions caused or contributed to by Optionee, Optionee’s Affiliates, and/or Optionee’s Agents). This Section 4.5 shall survive the Closing or termination of this Agreement for any reason, notwithstanding any other provisions herein to the contrary.

5.	TITLE AND ESCROW

Escrow for this transaction (“Escrow”) shall be with First American Title Insurance Company (“Escrow Holder” or “Title Company”), which is located at 6683 Owens Drive, Pleasanton, California 94588, Attn: Diane Burton. Concurrently with the execution of this Agreement by both parties, the parties shall deposit with Escrow Holder a fully signed original, or counterpart originals, of this Agreement, together with the First Installment. Escrow shall open as of the date upon which Escrow Holder has received a fully signed original, or counterpart originals, of this Agreement, accompanied with the Independent Consideration. Escrow Holder is hereby authorized and instructed to act in accordance with the provisions of this Agreement, as the same may be amended in writing by the parties, which Agreement, together with any separate escrow instructions submitted by a party, shall constitute Escrow Holder’s escrow instructions, provided however, that if there is a conflict between a party’s individual escrow instructions and this Agreement, this Agreement will control.

6.	PERMITTED TITLE EXCEPTIONS

Not later than ten (10) calendar days after the date hereof Optionor shall deliver to Optionee a preliminary report with respect to the Property issued by the Escrow Holder, together with legible copies of all documents constituting exceptions to title referred to therein (the “Title Report”). Optionee shall have a period of twenty (20) calendar days after delivery of the Title Report in which to review and approve same. Optionee shall advise Optionor within said period as to any exceptions to title that are unacceptable to Optionee. Optionee’s failure to so advise Optionor within said twenty (20) calendar day period shall be deemed to constitute Optionee’s deemed objection of the condition of title as described in the Title Report. Upon receipt of notice of Optionee’s objections or deemed objections to title, Optionor may elect to undertake to use good faith efforts to remove any exceptions to title objected to by Optionee or deemed to have been objected to by Optionee prior to Closing Date, by giving notice to Optionee with ten (10) calendar days after delivery to Optionor of Optionee’s objections. If Optionor does not so notify Optionee within such ten (10) calendar day period, Optionee may, by notice to Optionor given by not later than ten (10) calendar days after expiration of the previous ten (10) calendar day period, or the Approval Date, elect either (1) to proceed with the purchase and waive its title objections, or (2) to cancel this Agreement and receive back the First Installment to the extent paid by Optionee. Failure of Optionee to so notify Optionor within said period as to its election shall be deemed an election to cancel this Agreement. All exceptions to title set forth in the Title Report that are approved by Optionee pursuant to this Section 6 shall be collectively referred to as the “Permitted Title Exceptions.” Notwithstanding the foregoing, or any other provisions of this Agreement to the contrary, in no event shall the Permitted Title Exceptions include, and Optionor shall remove, at or before the Close of Escrow, and shall cause the Property to be delivered free and clear of any of the following: (a) unpaid taxes and assessments, except those to be prorated as of the Closing Date in accordance with Section 8.4.2 hereof; (b) any mortgage, deed of trust, or other instrument securing any financial obligation of any party other than Optionee, (c) any tax liens, abstracts of judgments, mechanics’ liens or similar liens or encumbrances which require any monetary payment to remove or release, and (d) any notices of default, foreclosure notices, or similar notices reflecting any action being taken to assert or foreclosure upon any lien or encumbrance.

The Permitted Title Exceptions shall also include all the following exceptions to title:

6.1 Any additional exceptions set forth in any supplement to the Title Report that are not set forth in the Title Report and are not otherwise Permitted Title Exceptions as provided in this Article 6, provided such exceptions are not specifically disapproved by written notice from Optionee to Optionor given no later than fifteen (15) days following the date of delivery to Optionee of such supplement to the Title Report, together with copies of any such new title exception or title exceptions (each a “Supplemental Title Defect”), provided, however, that Optionee shall not have the right to disapprove any such additional exception to title unless such exception would materially and adversely affect the development, use, operation or ownership of the Property, or increase Buyer’s proforma development budget by more than $50,000 in the aggregate. However, in no event shall Optionee have the right to disapprove a title exception created or caused to be created by Optionee, Optionee’s Agents or Optionee’s Affiliates. If any Supplemental Title Defect is disapproved by Optionee, then, unless Optionor advises Optionee within five (5) business days after Optionor’s receipt of Optionee’s notice that Optionor will cause such title exception to be removed prior to the Closing Date, or Optionee waives its disapproval within such period of time, this Agreement shall terminate and neither party shall have any further rights, duties or obligations under this Agreement or with respect to the Property, except as otherwise specifically set forth herein;

6.2 Mechanic’s liens, judgment liens or other encumbrances arising from work performed by or at the direction of Optionee or any of Optionee’s Agents or Optionee’s Affiliates;

6.3 The Memorandum of Agreement.

7.	CONDITIONS TO CLOSE OF ESCROW

7.1 Optionee Conditions. Optionee’s obligation to acquire the Property, and the Close of Escrow thereof, shall be conditional and contingent upon the satisfaction, or waiver by Optionee, as and when required below, of each of the following conditions (collectively, the “Optionee Conditions”):

7.1.1 Representations and Warranties. As of the Close of Escrow, the representations and warranties of Optionor set forth in Article 9 below and expressly set forth elsewhere in this Agreement shall be true and correct in all material respects, except with respect to those matters waived or deemed waived by Optionee pursuant to the provisions of Article 9 below.

7.1.2 Title Insurance. Title Company shall be committed to issue to Optionee, as of the Close of Escrow, a CLTA Owner’s Policy of Title Insurance with liability limits equal to the Purchase Price, insuring fee title to the Property as being vested in Optionee, together with any easements appurtenant, subject only to the Permitted Title Exceptions (the “Title Policy”). Notwithstanding the foregoing, Optionee shall have the right to obtain an ALTA Extended Owner’s Policy of Title Insurance (“ALTA Policy”) in lieu of the CLTA Owner’s Policy of Title Insurance, provided that Optionee’s decision to obtain an ALTA Policy and endorsements thereto shall not be deemed a Optionee Condition and shall not affect in any way the date for the Close of Escrow set forth in this Agreement.

7.1.3 Satisfaction of Optionor’s Obligations. Optionor shall have timely satisfied all of its obligations under Section 8.3 below.

7.1.4 Legal Parcel. The Property shall constitute a legal parcel under the California Subdivision Map Act (California Government Code Section 66411, et. seq.

7.1.5 First Stage Closure. Optionee shall have obtained written evidence from all applicable Authorities responsible for overseeing and approving the First Stage Closure that such Closure has been effected and approved. [NOTE: DETAILS AND ISSUES (INCLUDING PROPOSED TIMELINE FOR CLOSURE) TO BE FURTHER ANALYZED AND CONFIRMED DURING DUE DILIGENCE TO ADDRESS POST CLOSING OBLIGATIONS AND REMEDIES FOR NON-PERFORMANCE.

Except as otherwise provided in Article 20 herein, if any of the Optionee Conditions have not been satisfied or waived in writing by Optionee prior to the Closing Date, as such Closing Date may be extended as provided in Section 8.1 below, then this Agreement and the Escrow shall automatically terminate. Subject to the terms and conditions of Article 20 herein, in the event of the termination of this Agreement by reason of the failure of any such Optionee Condition, Optionor shall return the Option Consideration to Optionee, each party shall pay one-half of any escrow and title cancellation charges, and neither party shall have any further rights, duties or obligations under this Agreement, except with respect to those obligations which are specified to survive the termination of this Agreement. Notwithstanding the foregoing, where the Optionee Condition described in Section 7.1.5 above has not been timely satisfied, either Optionor or Optionee shall have the right, in its sole discretion, to extend the Closing Date in order to provide additional time in which to satisfy such Optionee Condition upon written notice to Optionee given no later than five (5) business days prior to the Closing Date, provided that in no event shall such extension of the Closing Date be for a period of more than ninety (90) calendar days.

7.2 Optionor Conditions. Optionor’s obligation to sell the Property to Optionee, and the Close of Escrow thereof, shall be conditional and contingent upon the satisfaction, or written waiver by Optionor in Optionor’s sole discretion, as and when required below, of each of the following conditions (collectively, the “Optionor Conditions”):

7.2.1 Exercise of the Option. Optionee shall have delivered the Option Exercise Notice within the Option Term.

7.2.2 Representations and Warranties. The representations and warranties of Optionee expressly set forth in this Agreement shall be true and correct in all material respects.

7.2.3 Satisfaction of Optionee’s Obligations. Optionee shall have timely satisfied all of its obligations under Section 8.2 below.

Except as otherwise provided in Article 20 herein, if any of the Optionor Conditions have not been satisfied or waived in writing by Optionor prior to the Closing Date, as such Closing Date may be extended as provided in Section 8.1 below, then this Agreement and the Escrow shall automatically terminate. Subject to the terms and conditions of Article 20 herein, in the event of the termination of this Agreement by reason of the failure of any such Optionor Condition, Optionor shall retain the Option Consideration, each party shall pay one-half of any escrow and title cancellation charges, and neither party shall have any further rights, duties or obligations under this Agreement, except with respect to those obligations which are specified to survive the termination of this Agreement.

8.	CLOSE OF ESCROW

8.1 Closing Date. Provided that the Option has been validly exercised as provided in Article 1 above, the close of Escrow (the “Closing” or “Close of Escrow”) for the Property shall occur on or before the earlier of the following (as applicable, the “Closing Date”): (i) thirty (30) days following Optionee’s receipt of Tentative Map Approval, (ii) 180 days following the City’s approval of a general plan amendment that would permit residential use of the Property; provided, however, that this Section 8.1(ii) shall not apply, and be null and void and of no further force or effect, if no Entitlement Default (as defined below) has occurred prior to such 180th day, or (iii) eighteen (18) months following the Approval Date. For purposes of this Agreement, the defined term “Closing” or the “Close of Escrow” shall mean the recordation of the Grant Deed (hereinafter defined in Section 8.3).

8.1.1 Notwithstanding the foregoing, Optionee shall have the right to extend the Closing Date for as many as five (5) separate extensions of one (1) month each. Optionee shall exercise such right by doing both of the following at least five (5) business days prior to the date otherwise scheduled as the Closing Date (taking into account any prior extensions exercised by Optionee): (1) giving written notice of such extension to Optionor and Escrow Holder; and (2) depositing with Escrow Holder the sum of One Hundred Thousand Dollars ($100,000) (each, an “Extension Payment”). Upon Optionee’s making an Extension Payment, the Extension Payment shall be released to Optionor immediately, shall be deemed immediately earned by Optionor as an extension fee, shall be non-refundable (unless escrow fails to close due solely to Optionor’s default of its obligations under this Agreement, or as otherwise expressly set forth in this Agreement), and shall not be credited against the Purchase Price at Closing.

8.2 Optionee’s Obligations. In addition to any other obligations of Optionee contained in this Agreement, on or before one (1) business day prior to the Closing Date, Optionee hereby covenants and agrees to deposit with Escrow Holder the following:

8.2.1 The Closing Payment;

8.2.2 Executed (and acknowledged, where required) counterpart originals of the General Assignment (hereinafter defined), the Memorandum of Agreement, and the Lease attached hereto as Exhibit E; and

8.2.3 All other documents and sums required hereunder or otherwise reasonably required by Escrow Holder or the Title Company to be deposited by Optionee to carry out the Closing of the Escrow in accordance with this Agreement.

8.3 Optionor’s Obligations. Optionor shall deposit all sums and documents and perform all other acts necessary on the part of Optionor so that the Close of Escrow shall close by the date specified herein, including, without limitation, the following:

8.3.1 A grant deed, duly executed by Optionor and acknowledged, conveying the Property to Optionee free and clear of all encumbrances except the Permitted Title Exceptions, in the form of the grant deed attached hereto as Exhibit C and incorporated herein by this reference (the “Grant Deed”);

8.3.2 An affidavit or qualifying statement, which satisfies the requirements of Paragraph 1445 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, duly executed by Optionor (the “Certificate of Non Foreign Status”);

8.3.3 A California Franchise Tax Board Form CA 597-W to satisfy the requirements of California Revenue and Taxation Code Section 18662, duly executed by Optionor (the “Exemption Certificate”);

8.3.4 Executed (and acknowledged, where required) counterpart originals of the General Assignment and the Lease attached hereto as Exhibit E;

8.3.5 Optionor’s portion of the Escrow fees, prorations, and other charges related to the Closing, except that Optionor may instruct Escrow Holder to deduct such closing costs and prorations from the Closing Payment;

8.3.6 An Assignment and Assumption of the Remediation Agreement described in Section 4.3.3 above in the form attached hereto as Exhibit F.

8.3.7 All other documents required hereunder or otherwise reasonably required by Escrow Holder or the Title Company to be deposited by Optionor to carry out the Closing of the Escrow under this Agreement.

8.4 Escrow Holder’s Obligations. When all items and funds required to be deposited by Optionee and Optionor pursuant to this Article 8 have been delivered into Escrow, Escrow Holder shall perform the following duties:

8.4.1 Escrow Holder shall (i) disburse to Optionor the Closing Payment, less that portion of the Option Consideration previously released to Optionor, and less Optionee’s and Optionor’s share of the closing costs and prorations per Section 8.4.3. hereof; (ii) record the Grant Deed and the Memorandum of Agreement, in that order, in the Official Records of the County, (iii) deliver the insurance certificates to Optionor, (iv) deliver the original Certificate of Non-Foreign Status, the Exemption Certificate, and the General Assignment to Optionee, and (v) disburse all other funds and instruments to the party entitled thereto.

8.4.2 Escrow Holder shall prorate as of the Close of Escrow, on the basis of a thirty (30) day month and using the latest available tax bills, real property taxes and assessments for the current fiscal year and the annual installment of any bonded indebtedness, as applicable.

8.4.3 Escrow Holder shall (i) charge Optionor with all County documentary transfer taxes and one-half (1/2) of any City transfer taxes, and the cost of the premium for the standard coverage portion of the Title Policy, and (ii) charge Optionee the entire cost of the premium for the extended coverage portion of the Title Policy, including any ALTA survey and any title endorsements desired by Optionee, all recording charges, one-half (1/2) of any City transfer taxes, and all Escrow fees and other closing costs.

If there are any errors or omissions in the prorations of taxes, bonds, and assessments, or in the event any supplemental tax is levied following the Close of Escrow, then promptly upon the discovery of the error or omission, or upon issuance of the supplemental tax bill, and within ten (10) days of written demand, the parties shall make any adjustments and pay any funds as are required to comply with the provisions of this Section 8.4 in order to correct such error or omission or to have the responsible party pay the applicable amount. The parties’ obligations set forth in this Section 8.4 shall survive the Closing.

8.5 Supplemental Taxes. Supplemental taxes for the period prior to the Close of Escrow shall be paid by Optionor and supplemental taxes for the period from and after the Close of Escrow shall be paid by Optionee. The parties’ obligations set forth in this Section 8.5 shall survive the Closing.

8.6 Escrow Holder’s Reporting Obligations. For purposes of complying with Section 6045 of the Internal Revenue Code of 1986, as amended, Escrow Holder shall be deemed the “person responsible for closing the transaction,” and shall be responsible for obtaining the information necessary to file with the Internal Revenue Service Form 1099-S, “Statement for Recipients of Proceeds From Real Estate, Broker and Barter Exchange Transaction”. Escrow Holder shall also be responsible to prepare and deliver to Optionee for execution appropriate “Change in Ownership” forms required by the County or the State of California in connection with the transactions contemplated hereby. Escrow Holder shall provide evidence to the parties of Escrow Holder’s compliance with this Section 8.6.

8.7 Optionee Documents. If this Agreement is terminated for any reason other than Optionor’s default, Optionee shall deliver to Optionor, without representation or warranty as to the accuracy or completeness thereof, and at no cost to Optionor, copies of all studies, tests, surveys, applications, maps, agreements, plans and other documents related to the Property in Optionee’s possession or control (collectively, the “Optionee Documents”), as well as the Hazardous Materials Documents and the Property Documents, whether previously delivered to Optionee by Optionor or obtained by Optionee in connection with its investigations of the Property prior to the Approval Date or otherwise. Upon written request of Optionor, Optionee shall assign to Optionor, without representation or warranty as to the accuracy or completeness thereof, all right, title and interest of Optionee in and to all or any portion of such documents as specified by Optionor; provided, however, that the Optionee Documents shall not include (i) any plans, schematics, elevations or other drawings for the Units Optionee intends to construct on the Property; (ii) Optionee’s internal financial projections with respect to the Property; (iii) Optionee’s internal marketing studies, it being acknowledged and understood that third party marketing studies shall be considered part of Optionee Documents; (iv) items that are Optionee Documents but are protected by the attorney-client privilege or are attorney work-product; or (v) other proprietary information of Optionee.

8.8 Escrow Cancellation Charges. If the Escrow shall fail to close by reason of the default of either party hereunder, the defaulting party shall be liable for all Escrow and title cancellation charges. If the Escrow shall fail to close for any other reason, including, without limitation, the failure of any condition precedent set forth herein, each party shall be liable for one-half (1/2) of all Escrow and title cancellation charges.

9.	OPTIONOR’S REPRESENTATIONS AND WARRANTIES.

Optionor hereby represents and warrants to Optionee as of the Effective Date, as follows:

9.1 Due Authorization. Optionor is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, is qualified to transact business in the State of California, and has the full power and authority to enter into and carry out the agreements contained in, and the transactions contemplated by, this Agreement. The person or persons signing this Agreement and any documents and instruments in connection herewith on behalf of Optionor have full power and authority to do so. This Agreement has been duly authorized and executed by Optionor, and upon delivery to and execution by Optionee shall be a valid and binding agreement of Optionor.

9.2 No Conflict. The execution, delivery and performance by Optionor of this Agreement and such other instruments and documents to be executed and delivered in connection therewith does not, and will not, result in any violation of or conflict with any provisions of any agreement of Optionor or any mortgage, deed of trust, indenture, lease, security agreement, or other instrument, covenant, obligation or agreement to which Optionor is subject.

9.3 No Condemnation or Litigation. To the actual knowledge of Optionor, other than proceedings relating to the acquisition of rights of way required for the development of the Property, there is no suit, action, arbitration, legal, administrative or other proceeding or governmental investigation, formal or informal, including, without limitation, eminent domain, condemnation, assessment district or zoning change proceeding, pending or threatened in writing, or any judgment, moratorium or other government policy or practice which affects the Property or Buyer’s anticipated development of the Property.

9.4 No Violations of Law. To the actual knowledge of Optionor (a) there are no uncured notices that have been served by any governmental authority of violations of law, rules or regulations that would affect the Property or any portion thereof, and (b) there is no pending or threatened suit, action, or arbitration, or other governmental condemnation or assessment district proceeding that would affect the Property.

9.5 Property Disclosures. The Property Documents and the Hazardous Materials Documents set forth certain disclosures of Optionor with respect to the Property (the “Property Disclosures”). Optionor makes no representation or warranty that the Property Disclosures contain a complete listing of (i) all matters which may be relevant or important to Optionee in its acquisition and development of the Property, it being agreed that the terms of Article 4 and Article 11 shall control with respect to such matters, and (ii) all matters which must be disclosed to Optionee’s purchasers and successors in interest, it being understood and agreed that Optionee shall be fully liable and responsible for determining and making all such disclosures pursuant to the terms of this Agreement and applicable law.

9.6 No Fraudulent Transfer. Optionor is not entering into the transactions described in this Agreement with an intent to defraud any creditor or to prefer the rights of one creditor over any other. Optionor and Optionee have negotiated this Agreement at arms length and the consideration paid represents fair value for the assets to be transferred.

9.7 Leases or Other Agreements. There are (i) no leases or other agreements permitting possession or occupancy of all or any portion of the Property by any third party which shall survive the Close of Escrow, and (ii) no contracts or other agreements for management, operations, services, supplies or materials affecting the use, operation or management of the Property which shall survive the Close of Escrow. Prior to the Close of Escrow, Optionor shall not encumber the Property or enter into any new contract, lease, license, easement or other agreement relating to the use, development, occupancy or possession of the Property which would survive the Close of Escrow without the prior written consent of Optionee, which consent may be withheld in Optionee’s sole discretion.

9.8 Third Party Rights. No third party has an option to purchase, right of first refusal, right of first offer or other similar right with respect to all or a portion of the Property, and Optionor has entered into no other contracts for the sale of all or any portion of the Property with any third party which is in effect as of the Effective Date. Prior to the Close of Escrow, Optionor shall not enter into any option to purchase, right of first refusal, right of first offer or other similar agreement with respect to the purchase and sale of the Property or any other agreement that would render Optionor unable to convey the Property to Optionee at the Close of Escrow.

9.9 Remediation Agreement. Optionor changed its name from FASL to Spansion LLC, a Delaware limited liability company, and therefore holds the beneficial interests of FASL under the Remediation Agreement, and possesses the power and authority to assign the Remediation Agreement to Optionee in the manner contemplated by this Agreement. To the best of Optionor’s actual knowledge, the Remediation Agreement is in full force and effect in accordance with its terms. Optionor is not in material default under the Remediation Agreement, and Optionor has no actual knowledge that there is currently any default or breach by AMD under the Remediation Agreement. To the best of Optionor’s actual knowledge, there exists no fact or condition which, with the passage time, giving of notice or both, would constitute a default or breach by either AMD or Optionor under the Remediation Agreement. Except for this Agreement, Optionor has not alienated, encumbered, transferred, assigned or otherwise conveyed its interest in the Remediation Agreement or any portion thereof, nor entered into any agreement to do so which is still in effect, nor shall Optionor do so prior to the Closing.

As used in this Article 9, the term “actual knowledge of Optionor” means and is limited to the actual knowledge of Terry Maloney as of the Effective Date, who is the person most likely to possess actual knowledge of all such matters on behalf of Optionor. The foregoing representations and warranties shall survive the Close of Escrow for a period of twelve (12) months following the Close of Escrow after which time such representations and warranties shall terminate and be of no further force or effect except with respect to claims made in writing delivered to Optionor within such twelve (12) month period.

It is agreed that the obligation of Optionee to acquire the Property is conditioned upon the accuracy, in all material respects and as of the Closing Date, of all of Optionor’s warranties and representations. Notwithstanding the foregoing, any fact, condition or circumstance known by or disclosed to Optionee as of the Approval Date, and contradicting or rendering untrue (in whole or in part) any warranty or representation made by Optionor under this Agreement, shall render such warranty or representation superseded and of no effect to the full extent of such contradiction or untruth. If at any time prior to Closing, Optionee discovers that any warranty or representation made in this Agreement by Optionor is materially untrue, Optionee may within five (5) business days after discovery of the same, provide Optionor with written notice of Optionee’s intention to terminate. Optionee’s failure to deliver such written notice within such five (5) business day period shall be conclusively deemed Optionee’s acceptance of such matters and waiver of any Claims and Damages relating to or arising out of Optionor’s making any untrue representation or warranty, the parties agreeing that the California Civil Code Section 1542 release set forth at Section 4.2.2 hereof shall apply to such waiver. Upon receipt of such written notice, Optionor may elect to use reasonable efforts, but only after the Approval Date, to cure or remedy any such untrue representation or warranty within the earlier of (i) thirty (30) days of its receipt of such notice, or (ii) the Closing Date, which may, at Optionor’s election, be extended for a reasonable period of time not to exceed ninety (90) days, to enable Optionor to cure or remedy such untrue representation or warranty. If after having received written notice of such untrue representation or warranty by Optionee, Optionor elects not to cure or fails to cure any such untrue representation or warranty first discovered by Optionee prior to the Closing (as the same may be extended as set forth above), then Optionee shall have the right, as Optionee’s sole remedy, to either (a) cancel and terminate this Agreement by written notice to Optionor and Escrow Holder, in which event this Agreement shall terminate, Escrow Holder or Optionor shall return the Option Consideration to Optionee, and Optionee shall have the right to seek to recover its actual out of pocket costs in entering into and performing the terms and conditions of this

Agreement, but in no event shall Optionee be entitled to recover consequential or punitive damages arising out of such untrue representation or warranty, or (b) to proceed to close the Escrow otherwise in accordance with the terms of this Agreement without reduction of the Purchase Price, and in such event, Optionee hereby agrees to waive any and all Claims and Damages relating to or arising out of Optionor’s making of an untrue representation or warranty, the parties agreeing that the California Civil Code Section 1542 release set forth at Section 4.2.2 hereof shall apply to such waiver and release.

10.	OPTIONEE’S REPRESENTATIONS AND WARRANTIES.

Optionee hereby represents and warrants to Optionor as of the Effective Date and the Closing Date, as follows, all of which representations and warranties shall survive (i) the termination of this Agreement, (ii) the Close of Escrow, and/or (iii) the delivery of the Grant Deed:

10.1 Due Authorization. Optionee is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of California, is qualified to transact business in the State of California, and has the full power and authority to enter into and carry out the agreements contained in, and the transactions contemplated by, this Agreement. The person or persons signing this Agreement and any documents and instruments in connection herewith on behalf of Optionee have full power and authority to do so. This Agreement has been duly authorized and executed by Optionee, and upon delivery to and execution by Optionor shall be a valid and binding agreement of Optionee.

10.2 Due Execution. The execution, delivery and performance by Optionee of this Agreement and such other instruments and documents to be executed and delivered in connection herewith by Optionee does not, and will not, result in any violation of or conflict with any provisions of any agreement of Optionee or any mortgage, deed of trust, indenture, lease, security agreement, or other instrument, covenant, obligation or agreement to which Optionee is subject.

10.3 Bankruptcy or Insolvency. Optionee has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of substantially all of its assets, suffered the attachment or other judicial seizure of substantially all of its assets, admitted its inability to pay its debts as they come due, or made an offer of settlement, extension, or compromise to its creditors generally.

10.4 Preliminary Due Diligence. Optionee has evaluated and priced its offer to purchase the Property from Optionor after reviewing preliminary information provided by its broker and by Optionor, as well as its evaluation of other public information and its knowledge of the market, entitlements requirements and groundwater contamination issues respecting future use of the site. Specifically, Optionee makes the following representations and warranties to Optionor:

10.4.1 Optionee has conducted, or will prior to the Closing Date conduct, a reasonable review of Optionor’s on-line due diligence documents.

10.4.2 Optionee understands that the Property requires rezoning.

10.4.3 Optionee understands that there is groundwater contamination, that said condition will require approval from the appropriate public agencies to permit residential development and that the site contains a groundwater treatment facility and test wells that will need to operate for the foreseeable future.

10.4.4 Optionee understands that Optionor makes no representations regarding relocation of the groundwater treatment facility and test wells, that Optionee will conduct its own due diligence on such and intends to either build around the existing treatment facility and test wells or relocate them, if allowed, at its sole cost.

10.4.5 Optionee understands that there is asbestos and potentially lead in the buildings and other improvements on the Property, and that Optionee will be responsible for the cost of remediating said Hazardous Materials conditions, which it has considered in pricing its offer.

11.	PROPERTY “AS-IS”

11.1 “As-Is” Sale. Except as specifically set forth in Article 9 above, and subject to Optionee’s right to disapprove the condition of the Property prior to the Approval Date pursuant to the terms of Article 2 hereof and the receipt of the Closures as and when required under this Agreement, Optionee acknowledges and agrees that neither Optionor, nor any of Optionor Indemnitees nor any person acting or purporting to act as agent or representative of Optionor, has made any representation, warranty, promise or statement of any kind whatsoever, express or implied, to Optionee or any of Optionee’s Affiliates or Optionee’s Agents, or upon which Optionee or any of Optionee’s Agents or Optionee’s Affiliates have relied or will rely in any respect regarding this Agreement, the Property, the condition of the Property, the zoning for the Property, the payment of school fees or any other impact fees, the grading plans, the income, profit and/or development potential for the Property, the Property Documents, the Hazardous Materials Documents, the soils condition or subsoils condition of the Property, the presence or absence of any Hazardous Materials in, on, under or about the Property, or any other matter whatsoever with respect to the Property.

ACCORDINGLY, OPTIONEE EXPRESSLY ACKNOWLEDGES AND AGREES THAT, SUBJECT TO (A) OPTIONOR’S REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 9 ABOVE, AND (B) OPTIONEE’S RIGHT TO DISAPPROVE THE CONDITION OF THE PROPERTY PRIOR TO THE APPROVAL DATE PURSUANT TO THE TERMS OF ARTICLE 2 HEREOF, OPTIONEE IS PURCHASING THE PROPERTY “AS IS”, AND “WITH ALL FAULTS”, AFTER SUCH INSPECTION, ANALYSIS, EXAMINATION AND INVESTIGATION AS OPTIONEE DEEMS DESIRABLE OR NECESSARY, AND EXPRESSLY WITHOUT OPTIONOR’S COVENANT, WARRANTY OR REPRESENTATION AS TO PHYSICAL CONDITION, ENTITLEMENTS, UTILITIES, TITLE, LEASES, RENTS, REVENUES, INCOME, EXPENSES, OPERATION, ZONING OR OTHER REGULATION, COMPLIANCE WITH LAW, SUITABILITY OR FITNESS FOR PARTICULAR PURPOSES OR ANY OTHER MATTER WHATSOEVER. OPTIONEE ACKNOWLEDGES AND AGREES THAT OPTIONEE IS A SOPHISTICATED

RESIDENTIAL REAL ESTATE DEVELOPER WITH EXPERIENCE IN THE ACQUISITION, INVESTIGATION AND DEVELOPMENT OF REAL PROPERTY SIMILAR TO THE PROPERTY. OPTIONEE EXPRESSLY ACKNOWLEDGES THAT IT HAS BEEN OR PRIOR TO THE APPROVAL DATE SHALL HAVE BEEN AFFORDED AMPLE OPPORTUNITY TO INSPECT, ANALYZE AND INVESTIGATE ALL ASPECTS OF THE PROPERTY AND CONDITIONS RELEVANT THERETO, AND OPTIONEE SHALL RELY ON OPTIONEE’S OWN INVESTIGATION AND INSPECTION, AND ALL MATTERS RELATING THERETO. EXCEPT AS SPECIFICALLY SET FORTH IN ARTICLE 9 OF THIS AGREEMENT, OPTIONOR MAKES NO REPRESENTATION OR WARRANTY CONCERNING THE ACCURACY OR COMPLETENESS OF ANY PLANS, STUDIES, REPORTS OR OTHER PROPERTY DOCUMENTS OR HAZARDOUS MATERIALS DOCUMENTS DELIVERED TO OPTIONEE BY OPTIONOR OR BY ANY AGENTS AND AFFILIATES OF OPTIONOR, AND OPTIONEE HEREBY RELEASES (THE PARTIES AGREEING THAT THE CALIFORNIA CIVIL CODE SECTION 1542 RELEASE SET FORTH AT SECTION 4.2.2 HEREOF SHALL APPLY TO SUCH RELEASE) AS OF THE CLOSE OF ESCROW, OPTIONOR INDEMNITEES FROM ANY LIABILITY WHATSOEVER WITH RESPECT TO ANY SUCH REPORTS INCLUDING, WITHOUT LIMITATION, ANY MATTERS SET FORTH IN SUCH REPORTS, OR THE ACCURACY OR COMPLETENESS OF ANY SUCH REPORTS.

12.	GENERAL ASSIGNMENT

Optionor agrees, concurrently with the Closing of the Property, to assign to Optionee all of Optionor’s right, title and interest, if any, in and to all assignable warranties, guaranties, licenses, permits, plans, maps, entitlements, and approvals relating to the Property, and any other documents and instruments pertaining to the Property, pursuant to and in accordance with the terms and provisions of the General Assignment in the form of Exhibit D attached hereto and incorporated herein by this reference (the “General Assignment”).

13.	LAND USE APPROVALS

13.1 Right to Pursue Entitlements. Optionee shall have the right (but only with the prior written consent of Optionor, which Optionor may withhold in its sole discretion) prior to the giving of the Approval Notice to pursue, at Optionee’s sole cost and expense (including, but not limited to, agency costs, engineering and consultant support costs, vapor sampling costs, and costs relating to the preparation and approval of the health risk assessment required in connection with Optionee’s proposed development), any and all land use approvals necessary or desirable in connection with Optionee’s proposed development of the Property in accordance with the terms and provisions of this Article 13. Notwithstanding the foregoing, prior to the Approval Date, Optionor hereby consents to Optionee pursuing land use approvals and entitlements with the City of Sunnyvale (“City”) that are consistent with Optionee’s Plan (as defined below) in accordance with the terms and provisions of this Article 13. Optionee shall have the express right (without the prior consent of Optionor) from and after the giving of the Approval Notice to pursue, at Optionee’s sole cost and expense, any and all land use approvals necessary or desirable in connection with Optionee’s Plan in accordance with the terms and provisions of this Article 13. Optionor shall use commercially reasonable efforts to cooperate with Optionee prior to the Close of Escrow (at no cost or expense to Optionor) in Optionee’s efforts to obtain such any such land use approvals. Optionor and Optionee understand and agree that in pursuing land use permits and approvals with the City and the Regional Water Quality Control Board (the “RWQCB”), all applications made by either party shall be for residential use of the Property, which entitlements the parties agree would be in the best interests of both parties.

13.2 Applications Prior To Approval Date. Prior to the date of this Agreement, Optionor has been pursuing an application for a general plan amendment change and a zoning change to residential (ITR3) zoning for the Property, and has received the Sunnyvale City Council’s approval for the Property to commence studying conversion to residential use. The City is also considering a general plan amendment with respect to property surrounding the Property that includes a change to residential use. Optionor agrees to pursue such general plan amendment and zoning change applications until the Approval Date.

13.3 Applications After Approval Date. From and after the Approval Date, Optionee will take over responsibility for pursuing such general plan amendment and zoning change and pursuing a tentative subdivision map allowing for the development of the Property with a combination of townhouses and small parcel detached homes with a development density of approximately 8 to 18 residential units per acre, together with an incidental commercial component (“Optionee’s Plan”), with conditions to development that are acceptable to Optionee (the “Tentative Map”), any and all other land use approvals and other entitlements related to such general plan amendment, zoning change and Tentative Map, all at Optionee’s sole cost and expense in a commercially reasonable and diligent manner. For purposes of this Agreement, “Tentative Map Approval” shall mean that the City have given final approval of the Tentative Map and all appeal periods for such final approval have expired without the filing of any challenge or appeal (or if a challenge or appeal has been filed, then “Approved” shall mean that such challenge or appeal has been resolved on terms reasonably satisfactory to Optionee). Without limiting the generality of the foregoing, Optionor shall not be obligated to execute any subdivision agreements or post any subdivision bonds or other security as may be necessary to obtain approval of any parcel map or subdivision map, all of which obligations shall be the obligations of Optionee. In addition, Optionor shall have no obligation to pay any costs or fees that are required to be paid in connection with the recordation of any parcel map or subdivision map, all of which costs and fees shall be the obligation of Optionee. From and after the Approval Date, Optionee shall keep Optionor and its designated representatives informed by any reasonable means (including, without limitation, by telephone or e-mail) of the progress of Optionee’s applications for land use approvals and entitlements, and shall meet with Optionor and its designated representatives (in person or by conference call) no less frequently than monthly to discuss same.

13.4 Optionor’s Processing and Approval Rights. Optionee acknowledges and agrees that Optionor and its designated representatives shall have the right to appear at all meetings with and hearings before any governmental agencies or regulators regarding any such applications, at all times prior to Close of Escrow; provided, however, that prior to the Closing Optionor shall have the sole right (subject to Optionee’s rights under Section 13.5 below), to apply for, pursue, negotiate with, and obtain from the RWQCB and, if deemed reasonably necessary by Optionor, the Environmental Protection Agency (“EPA”), approvals to permit residential development of the Property, so long as Optionor keeps Optionee and its designated representatives informed by any reasonable means (including, without limitation, by telephone or e-mail) of the progress of such communications, enters into comprehensive discussions with Optionee when reasonably requested by Optionee, and provides Optionee with reasonable notice and an opportunity to participate in such communications. Said efforts by Optionor shall be consistent with Optionee’s Plan, the Tentative Map, and all related entitlements being pursued by Optionee, except as provided below. As part of said efforts, following negotiations as contemplated in this Section 13.4 and in Section 13.5 below, Optionor shall make formal submission to the RWQCB (and, if applicable, the EPA) at such time as it reasonably appears to Optionor that the RWQCB is willing to accept Optionee’s Plan and that (if applicable) Optionee has agreed to accept any resolution or mitigation measures required by the RWQCB.

13.5. Optionor’s Right to Disapprove Optionee’s Plan. The parties anticipate that there may be some resistance from the RWQCB to Optionee’s Plan based on Optionee’s Plan’s inclusion of detached homes. Optionee shall use commercially reasonable and diligent efforts, and Optionor shall cooperate with Optionee, to overcome any such resistance through negotiation only (and not through litigation or other means). Optionee and Optionor shall cooperate to develop a scope of work for presentation to the RWQCB to conducts tests and develop the information required to do a health risk assessment relating to groundwater or soil contamination conditions. Optionee shall bear the costs of said studies to the extent requested and approved by Optionee (including, but not limited to, agency costs, engineering and consultant support costs, vapor sampling costs, and costs relating to the preparation and approval of the health risk assessment required in connection with Optionee’s proposed development); provided, however, that Optionee shall not be responsible for any fees, costs or expenses incurred by Optionor for services rendered by Optionor’s environmental consultants. After the Approval Date, Optionee shall have the right (in addition to Optionor’s rights under Section 13.4 above) to negotiate with the RWQCB to resolve objections to Optionee’s plans, if any, in a manner that would allow the parties to pursue Optionee’s Plan, so long as Optionee keeps Optionor and its designated representatives informed by any reasonable means (including, without limitation, by telephone or e-mail) of the progress of such negotiations, enters into comprehensive discussions with Optionor when reasonably requested by Optionor, and provides Optionor with reasonable notice and an opportunity to participate in such negotiations. If at any time prior to Closing, after Optionor has cooperated with Optionee in Optionee’s commercially reasonable and diligent efforts to overcome resistance from the RWQCB to Optionee’s Plan, it reasonably appears to Optionor that the RWQCB is unwilling to accept Optionee’s Plan and that (if applicable) Optionee has failed to accept any resolution or mitigation measures that would resolve the objections of the RWQCB to Optionee’s Plan, then Optionor shall have the right to accept development restrictions that would be inconsistent with Optionee’s Plan. For purposes of this Agreement, “Optionee’s Plan” shall refer to Optionee’s Plan as such may be revised in accordance with this Article 13.

13.6 Amending Optionee’s Plan. In addition to the rights and obligations set forth in Section 13.5 above, Optionee shall have the right to amend Optionee’s Plan by providing written notice to Optionor together with a copy of the proposed revisions.

13.7 Remedies. Any dispute that may arise between the parties with respect to their respective obligations under this Article 13 shall be subject to the provisions of Article 20 of this Agreement, except that Optionee shall have no right to seek specific performance under Section 20.1 hereof with respect to any breach or alleged breach of Optionor’s obligations under this Article 13.

13.8 Entitlement Default. Optionee shall be in default (an “Entitlement Default”) of its obligations under this Article 13 if Optionee fails to comply with the terms of this Article 13 in any material respect, and provided such default remains uncured for a period of ten (10) days after Optionee’s receipt of written notice from Optionor of such default.

14.	DISCLOSURES TO PURCHASERS

Optionee shall distribute to all prospective purchasers of all or any portion of the Property, including without limitation Units within the Property, any and all disclosures and/or disclosure reports required by this Agreement or by law (“Optionee’s Disclosures”). Optionee shall defend, protect, indemnify and hold Optionor Indemnitees harmless from and against, and shall reimburse Optionor Indemnitees for, any and all Claims and Damages incurred by or asserted against any of Optionor Indemnitees and arising directly or indirectly out of Optionee’s failure to distribute Optionee’s Disclosures to all of Optionee’s prospective purchasers. Optionee shall make an independent determination of the necessity of disclosing additional information concerning the use of adjacent property to prospective purchasers of Units within the Property. All obligations of the parties pursuant to this Article 14 shall survive the Closing of the Property hereunder.

15.	INDEMNITY

Optionee shall indemnify, defend and hold Optionor Indemnitees harmless from and against all Claims and Damages that any of Optionor Indemnitees may suffer or incur with respect to third party claims to the extent caused by Optionee’s development of the Property, or any portion thereof, including without limitation any design, construction, engineering or other work performed by Optionee, Optionee’s Agents and/or Optionee’s Affiliates, and the design, construction, engineering or sale or other conveyance of Units or any other improvements upon the Property by Optionee, Optionee’s Agents and/or Optionee’s Affiliates, excluding any work performed by Optionor or Optionor’s Agents, but including, without limitation, the following:

15.1 any design, engineering, construction, maintenance or other activities performed by Optionee, any of Optionee’s Agents and/or any of Optionee’s Affiliates with respect to the Property;

15.2 any claim asserting alleged defects in the design, construction or engineering of any structures or other improvements made by Optionee, any of Optionee’s Agents and/or any of Optionee’s Affiliates on the Property, including claims by any purchaser of any Unit from Optionee or Optionee’s successors or assigns;

15.3 any claim made by any successor-in-interest to the Property or any portion thereof (including, without limitation, purchasers of Units from Optionee) arising out of any failure by Optionee, any of Optionee’s Agents and/or any of Optionee’s Affiliates to make any or all disclosures that Optionee, any of Optionee’s Agents and/or any of Optionee’s Affiliates were legally required to make regarding the Property, the Units, the improvements and/or the structures located thereon to an applicable successor-in-interest;

15.4 any claim related to any accident, casualty or personal or bodily injury (“Injury”) occurring on the Property caused by the negligence or willful misconduct of Optionee, any of Optionee’s Agents and/or any of Optionee’s Affiliates (1) after the Close of Escrow, or (2) if such Injury occurred prior to the Close of Escrow, then to the extent such Injury was caused by any design, construction, engineering or other work or activities with respect to the Property performed by Optionee, any of Optionee’s Agents and/or any of Optionee’s Affiliates;

15.5 any violation by Optionee, any of Optionee’s Agents and/or any of Optionee’s Affiliates of any law now or hereinafter enacted;

15.6 the negligence or willful misconduct of Optionee, any of Optionee’s Agents, and/or any of Optionee’s Affiliates in connection with the development, construction, grading, maintenance or other work performed on or about the Property; and/or

15.7 the failure of Optionee to make any and all disclosures required by the City or other applicable law to be made to prospective or actual purchasers of Units, or any inadequacy, inaccuracy or other procedural or substantive defect with said disclosures.

This Section shall in no event be construed to require indemnification by Optionee to a greater extent than permitted by the laws and the public policy of the State of California.

Specifically excluded from the foregoing indemnity are any Claims and Damages to the extent arising from or caused by (i) a breach by Optionor of any representation, warranty, indemnity or covenant expressly set forth in this Agreement, (ii) the intentional misconduct or negligence of Optionor, or its agents, employees, contractors or subcontractors, and (iii) performance or failure to perform by Optionor, its agents, employees, contractors or subcontractors pursuant to this Agreement.

With respect to any Claims and Damages for which Optionee indemnifies Optionor Indemnitees as provided above (the “Indemnified Claim”), Optionor shall assign to Optionee any rights, claims and causes of action relating to the Indemnified Claim that such party may have against any person or entity including without limitation subcontractors, engineers or consultants who performed any work or services in connection with the claim which is the subject of that indemnification.

This Article 15 shall survive the Closing or termination of this Agreement for any reason, notwithstanding any other provisions herein to the contrary.

16.	OPTIONOR’S COVENANTS

16.1 Covenants. During the term of this Agreement, Optionor shall, at Optionor’s expense:

16.1.1 Maintain the Property. Use commercially reasonable efforts to maintain the Property in the same condition as on the Effective Date, ordinary wear and tear excepted, and not construct any additional structural improvements on the Property. Notwithstanding the foregoing, Optionor shall have the right to make modifications to the Property to the extent commercially reasonable and necessary to (a) the operation of Optionor’s business on the Property, or (b) in conjunction with obtaining the Closures.

16.1.2 Comply with Laws. Comply with any and all laws, regulations, ordinances of the City or any agency of the State, local or federal government, including, but not limited to, Hazardous Materials Laws, to the extent the failure to so comply will materially adversely affect the ownership, development or use of the Property after the Closing.

16.1.3 Enter into No Agreements. Shall not enter into any agreements with the City, any other governmental agency, utility company or any person or entity regarding the Property, which would remain in effect after the Close of Escrow, without obtaining Optionee’s prior written consent, which Optionee shall not withhold unreasonably. Without limitation, Optionee may withhold its consent to any agreement that would, in Optionee’s reasonable opinion, have any significant, detrimental impact on Optionee’s intended use for the Property.

16.1.4 Enter into Any Leases. Shall not enter into any licenses, agreements or leases that would give any person or entity any right of possession to any portion of the Property, which would remain in effect after the Close of Escrow on the Property.

16.1.5 Notify Optionee of Certain Matters. At all times prior to the Close of Escrow, Optionor shall promptly advise Optionee in writing of any material adverse change in the condition of the Property, the occurrence of any event or discovery of any fact which would render any representation or warranty of Optionor to Optionee in this Agreement untrue or misleading, and any written notice or other communication from any third person or entity alleging that the consent of such third person or entity may be required in connection with the transaction contemplated by this Agreement.

16.1.6 No Marketing. Provided that no Entitlement Default has occurred and is continuing, prior to the Close of Escrow or the earlier termination of this Agreement, Optionor shall not market the Property to third parties for sale, lease or other transfer.

16.2 Optionee’s Right to Cure. In addition to any other right or remedy that Optionee may have for any breach of any of Optionor’s covenants, Optionee shall have the right, but not the obligation, to cure any breach of such covenant upon ten (10) days prior written notice to Optionor. Optionee’s cure of Optionor’s breach of covenants shall not be construed as a waiver of such breach or an election of remedies. Optionee may deduct all reasonable costs and expenses incurred by Optionee prior to the Close of Escrow in connection with performing any of Optionor’s covenants from the Purchase Price upon the Close of Escrow.

17.	LEASEBACK

Once Optionor knows the actual Closing Date, it can proceed to secure its new location and prepare its new facilities for occupancy. To allow Optionor time to do this after the Closing Date, Optionee and Optionor will enter into the “Lease” attached hereto as Exhibit E by executing same as part of the Closing.

18.	CONFIDENTIALITY OF AGREEMENT

Optionee acknowledges that all information with respect to or relating to the Property furnished or to be furnished to Optionee is so furnished on the condition that Optionee, from and after the date of this Agreement, maintain the confidentiality thereof prior to the Close of Escrow. Optionee further acknowledges that the terms and provisions of this Agreement are likewise confidential and Optionee agrees to maintain the confidentiality thereof at all times prior to the Close of Escrow. Accordingly, Optionee shall, and shall cause Optionee’s Agents, Optionee’s Affiliates, and Optionee’s attorneys and other personnel and representatives to hold in strict confidence, and not disclose to any other person or entity, without the prior written consent of Optionor, any of the following information, unless and until the Closing occurs: (i) any information with respect to the Property delivered to Optionee by Optionor or any of Optionor’s Agents or Optionor’s Affiliates or (ii) the nature or content of any term or provision of this Agreement, or (iii) the results of the inspections or studies undertaken in connection herewith. Notwithstanding the foregoing, Optionee may disclose such information to individuals or entities necessary for Optionee to consummate the transactions contemplated herein (such as to partners, shareholders, affiliates, subsidiaries, parent companies, lenders, engineers, environmental consultants, attorneys, accountants and tax advisors), or in response to a subpoena or as required by law, and Optionee may consult with the City regarding its intended development of the Property. Until the Closing of the Property occurs, Optionee agrees to inform all parties to whom any term or provision hereof or any information with respect to the Property is disclosed that all such parties are not to disclose any term or condition hereof or any information with respect to the Property to any other person or entity. Additionally, notwithstanding the foregoing, Optionor may disclose information regarding the Property and/or this Agreement in order to provide publicity and press release materials for use in Optionor’s marketing materials for the Property; provided, however, any such information so disclosed shall not include the details of any material or monetary terms set forth in this Agreement. Optionee acknowledges and agrees that there are other parties with certain obligations or potential obligations for groundwater contamination remediation including AMD, Philips and TRW. Optionee shall cooperate with said parties in disclosing reasonable information regarding its plans and remediation experience and shall execute reasonable non-disclosure agreements as may be required by said parties in order to gain access to agreements and other information relating to remediation of the groundwater contamination under the Property. The obligations of this Article 18 shall survive the Close of Escrow or the termination of this Agreement.

19.	BROKER’S COMMISSION

If, and only if, the Close of Escrow occurs, Optionor shall pay a real estate broker’s commission to Jones Lang LaSalle (the “Broker”) for the Property, pursuant to a separate commission agreement between Optionor and the Broker. Optionor and Optionee each represents and warrants to the other that other than Optionor’s engagement of the Broker, no broker, agent or finder, licensed or otherwise, has been engaged by it in connection with this transaction. Except as expressly set forth above, in the event of any claim for a broker’s, agent’s or finder’s fee or commission in connection with the negotiation, execution or consummation of this transaction, the party upon whose alleged statement, representation or agreement such claim or liability arises shall indemnify, hold harmless and defend the other party from and against such claim and liability including, without limitation, Claims and Damages in connection therewith. In no event shall Optionor be liable to Optionee for any statement made by any real estate broker, including Broker. This Article 19 shall survive the Close of Escrow or termination of this Agreement.

20.	DEFAULT

20.1 Optionor Default. If the sale of the Property fails to close as a result of a default of Optionor, and provided such default remains uncured for a period of thirty (30) days after Optionor’s receipt of written notice from Optionee of such default (except that in the event Optionor commences to cure such default within such thirty (30) day period and diligently proceeds to cure such default thereafter, Optionor shall not be in default hereunder, so long as Optionor is proceeding diligently to effect such cure and such cure is effected within ninety (90) days after Optionor’s receipt of such notice of default, the Closing Date being automatically extended to the extent necessary for Optionor to complete such cure), Optionee may, as its sole and exclusive remedy, elect to either: (a) seek to enforce the terms of this Agreement by action for specific performance, but with no reduction in the Purchase Price; provided, however, that (i) Optionee shall have no right to seek specific performance unless it files an action seeking same no later than sixty (60) days after the occurrence of such default or after the expiration of the cure period described above, whichever is later, and (ii) no action for specific performance shall compel Optionor to commence litigation or cure or deal with any matters outside of its reasonable control or expend more than commercially reasonable funds as to such matters; or (b) cancel and terminate this Agreement by written notice to Optionor and Escrow Holder in which event this Agreement shall terminate, Optionor shall return the Option Consideration to Optionee, the parties shall be released from all further obligations and liability under this Agreement except as otherwise specifically provided in this Agreement, and Optionee shall have the right to seek to recover its actual out of pocket costs in entering into and performing the terms and conditions of this Agreement, but in no event shall Optionee be entitled to recover consequential or punitive damages.

20.2 Optionee Default. If the sale of the Property fails to close as a result of a default by Optionee including, without limitation, an Entitlement Default, Optionor’s sole remedy (except as otherwise specifically provided hereunder) shall be to declare a default, terminate the Agreement by delivery of written notice to Optionee and retain the Option Consideration and all interest earned thereon as liquidated damages, it being understood that Optionor’s actual damages in the event of such default would be extremely difficult to ascertain and that such proceeds represent the parties’ best current estimate of such damages. Pending the full and final resolution of any specific performance or other litigation or disputes instituted by Optionor or Optionee, Optionor shall continue to hold the Option Consideration.

LIQUIDATED DAMAGES. OPTIONEE RECOGNIZES THAT OPTIONOR’S INTEREST IN THE PROPERTY WILL BE UNAVAILABLE FOR SALE DURING THE EXISTENCE OF THIS AGREEMENT. WITH THE FLUCTUATION IN LAND VALUES, THE UNPREDICTABLE STATE OF THE ECONOMY AND OF GOVERNMENTAL REGULATIONS, THE FLUCTUATING MONEY MARKET FOR REAL ESTATE LOANS OF ALL TYPES AND OTHER FACTORS WHICH DIRECTLY AFFECT THE VALUE AND MARKETABILITY OF THE PROPERTY, IT IS REALIZED BY THE PARTIES THAT IT IS EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN WITH ANY DEGREE OF CERTAINTY THE AMOUNT OF DAMAGES WHICH WOULD BE SUFFERED BY OPTIONOR IN THE EVENT OPTIONEE DEFAULTS IN ITS OBLIGATION TO CLOSE ESCROW FOR THE PROPERTY, AS REQUIRED HEREIN. THE PARTIES, HAVING MADE DILIGENT BUT UNSUCCESSFUL ATTEMPTS TO ASCERTAIN THE ACTUAL DAMAGES OPTIONOR WOULD SUFFER IN SUCH EVENT, HAVE DETERMINED THAT ALL AMOUNTS PAID TO OPTIONOR AS OPTION CONSIDERATION AND ALL INTEREST EARNED THEREON SHALL BE DISBURSED TO OPTIONOR, IF THEN HELD BY ESCROW HOLDER, OR RETAINED BY OPTIONOR, IF PREVIOUSLY DISBURSED TO OPTIONOR HEREUNDER, AND SHALL BE DEEMED FULLY EARNED AS LIQUIDATED DAMAGES, AND THIS AGREEMENT SHALL AUTOMATICALLY TERMINATE. BY INITIALING BELOW, THE PARTIES AGREE TO THE PROVISIONS OF THIS SECTION AND ACKNOWLEDGE THAT SUCH REMEDY OF OPTIONOR AS SET FORTH HEREIN SHALL BE THE EXCLUSIVE REMEDY OF OPTIONOR BY REASON OF SUCH DEFAULT OF OPTIONEE, EXCEPT ANY RIGHTS OF OPTIONOR THAT BY THEIR TERMS SPECIFICALLY SURVIVE THE TERMINATION OF THIS AGREEMENT, AND EXCEPT FOR ALL RIGHTS AND REMEDIES WHICH OPTIONOR MAY HAVE AT LAW OR EQUITY OR UNDER THIS AGREEMENT IN CONNECTION WITH OPTIONOR’S ENFORCEMENT OF THIS SECTION 20.2 INCLUDING, WITHOUT LIMITATION, OPTIONOR’S RIGHT TO RECOVER ATTORNEYS’ FEES AND COSTS INCURRED IN CONNECTION THEREWITH.

Optionor’s Initials                                              Optionee’s Initials

20.3 Recoverable Damages. The provisions of Section 20.2 hereof shall not operate to limit the remedies available to Optionor or the damages recoverable by Optionor against Optionee (except as set forth in the last sentence of this Section 20.3) due to (i) any breach or default by Optionee of any post-Closing covenant or agreement of Optionee set forth herein; and/or (ii) Optionee’s obligation to indemnify, defend and hold harmless Optionor, as more particularly set forth in this Agreement. Except where this Agreement specifies a particular remedy as being Optionee’s sole remedy for a particular event or circumstance, the provisions of Section 20.1 hereof shall not operate to limit the remedies available to Optionee or the damages recoverable by Optionee against Optionor (except as set forth in the last sentence of this Section 20.3) due to (i) any breach or default by Optionor of any post-Closing covenant or agreement of Optionor set forth herein; and/or (ii) Optionor’s obligation to indemnify defend and hold harmless Optionee as more particularly set forth in Section 19. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, neither Optionor nor Optionee shall bear any liability to the other under this Agreement for loss of production, loss of business or any other indirect, punitive, special or consequential damages, even if such party has been advised of the possibility of such damages, and neither party may seek to recover against the other party consequential damages, punitive damages or any other damages for loss of production, loss of business, lost profits or any other indirect or special damages.

21.	MATERIAL DAMAGE; CONDEMNATION.

The parties acknowledge that Optionee intends to demolish all improvements on the Property after Close of Escrow. Optionee agrees that the improvements have no value to Optionee, and therefore, any damage or destruction of the improvements will not reduce the value of the Property. If prior to the Close of Escrow, the Property or any portion thereof is destroyed or materially damaged, Optionee shall not have the right to terminate this Agreement and shall accept the Property in its then condition and proceed with the consummation of the transaction contemplated by this Agreement. If, at any time after the execution of this Agreement and prior to Closing, a competent condemning authority files any condemnation action seeking to condemn any interest in all or any portion of the Property which would substantially impair Optionee’s proposed development of the Property, then Optionee may terminate this Agreement. Optionee’s termination shall be exercised by delivery to Optionor of written notice, to be delivered no later than fifteen (15) days following Optionor’s delivery to Optionee of notice of the commencement of such condemnation action. Upon such termination, the Option Consideration, including any interest earned thereon in Escrow, shall be returned to Optionee, all rights of Optionee in the Property shall be extinguished, and Optionor shall have the exclusive right to any condemnation award for the taking and for severance damages derived from such condemnation. If the right to terminate is not timely exercised by Optionee, or if the condemnation would not substantially impair Optionee’s proposed development of the Property, then the transaction contemplated by this Agreement shall continue regardless of such condemnation, without any reduction in the Purchase Price, but Optionee shall have the exclusive right to any condemnation award and severance damages paid as compensation by the condemning authority for the taking of the Property so condemned. In such case, Optionee shall be solely responsible for dealing, at its own risk, cost and expense, with the condemning authority with respect to the amount of the award and/or severance damages derived from the condemnation of the Property. If this Agreement is timely terminated pursuant to the terms of this Article 21, then neither Optionee nor Optionor shall have any further cost, obligation or liability to each other, except as otherwise expressly provided in this Agreement, and, except as otherwise provided herein, Escrow Holder shall return to the respective parties all documents which have been deposited by such parties into Escrow.

22.	MISCELLANEOUS PROVISIONS

22.1 Time is of the Essence. Time is of the essence of this Agreement for all provisions of which time is a factor, including, without limitation, the Closing. If any party fails to perform its obligations in a timely manner as required by this Agreement (after the expiration of any notice and cure periods, or if no notice and cure period is provided for a particular obligation, within one (1) business day after receipt of written notice from the non-defaulting party), then the non-defaulting party may pursue the remedies set forth in this Agreement.

22.2 Governing Law. This Agreement has been entered into and executed in the State of California and shall be interpreted in accordance with the laws of said state, excluding, however, the choice of law provisions in regard to conflicts.

22.3 Integration. This Agreement and the Exhibits attached hereto, upon acceptance by the parties hereto, constitutes the sole and only agreement between the parties hereto as to the subject matter hereof, and is intended by each to constitute the final written memorandum of all of their agreements and understandings in this transaction.

22.4 Survival of Covenants and Warranties. Except as otherwise set forth in Article 9 hereof, all warranties, covenants, conditions, representations, and other obligations of Optionor and Optionee, including any to be performed subsequent to the Close of Escrow, shall survive the Close of Escrow and delivery of the Grant Deed with respect to the Property.

22.5 Computation of Periods. All periods of time referred to in this Agreement shall include all Saturdays, Sundays, and state or national holidays, unless the period of time specifies business days, provided that if the date to perform any act or give any notice with respect to this Agreement shall fall on a Saturday, Sunday, or state or banking or national holiday, such act or notice may be timely performed or given on the next succeeding day which is not a Saturday, Sunday, or state or banking or national holiday.

22.6 Effectiveness of Agreement and Amendments. No provision of this Agreement may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. This Agreement shall not be effective or binding on any party until fully executed by all parties hereto, but shall be interpreted as an offer under control of the offeror prior to such acceptance.

22.7 Assignment. Optionee may not assign this Agreement without the prior written approval of Optionor, which approval may not be unreasonably withheld, conditioned or delayed. Prior to any such assignment by Optionee, Optionee shall provide Optionor with prior written notice and a written assumption by such assignee in form and content reasonably acceptable to Optionor of all obligations of the Optionee under this Agreement. Notwithstanding the foregoing, Optionee shall have the right to assign its rights and obligations under this Agreement without Optionor’s prior consent to an entity which is wholly owned, controlled or managed by Optionee or the principals of Optionee. No such assignment and assumption, however, shall relieve Optionee from any of its obligations, liabilities or duties hereunder, all of which obligations, liabilities and duties shall remain binding on the original Optionee hereunder.

22.8 Notices. All notices required or permitted by this Agreement shall be in writing and may be delivered in person to either party or may be sent by registered or certified mail, with postage prepaid, return receipt requested, or delivered by Express Mail of the U.S. Postal Service, charges prepaid, or by Federal Express or any other nationally recognized courier service guaranteeing overnight delivery, or by facsimile, provided such transmission is acknowledged as a good transmission, addressed as follows:

If to Optionor at:

Spansion LLC

915 DeGuigne Drive

P.O. Box 3453, MS212

Sunnyvale, CA 94088

Attn: Manager of Real Estate

Telephone No.: (408) 616-3833

Fax No.: (408) 616-3762

With a copy to:

Hopkins & Carley

435 Tasso Street

Palo Alto, CA 94301

Attn: Garth E. Pickett, Esq.

Telephone No.: (650) 804-7600

Fax No.: (408) 938-6249

If to Optionee at:

Trumark Companies LLC

4185 Blackhawk Plaza Circle, Suite 200

Danville, CA 94506

Attn: Mr. Arden Hearing

Telephone No. 925-648-8300

Fax No. 925-648-3130

With a copy to:

Jackson DeMarco Tidus & Peckenpaugh

2030 Main Street, Suite 1200

Irvine, CA 92614

Attn: Sonia A. Lister

Telephone No. 949-851-7408

Fax No. 949-752-0597

If to Escrow Holder at:

First American Title Insurance Company

6683 Owens Drive

Pleasanton, CA 94588

Attn: Diane Burton

Telephone: (925) 738-4050

Fax: (925) 738-4046

Any such notice sent by registered or certified mail, return receipt requested, shall be deemed to have been duly given and received seventy-two (72) hours after the same is so addressed and mailed with postage prepaid. Notices delivered by overnight service shall be deemed to have been given and received twenty-four (24) hours after delivery of the same, to the U.S. Postal Service, charges prepaid, or to the private courier; provided, however, that notices given by Federal Express or other private courier shall be deemed given upon actual receipt thereof if received earlier than twenty-four (24) hours after delivery to Federal Express or such courier. Notices given by facsimile shall be effective upon acknowledgment of good transmission. Any notice or other document sent by any other manner shall be effective only upon actual receipt thereof. Refusal to accept notice shall be deemed to be delivery thereof. Any party may change its address for purposes of this Section by giving notice to the other party and to Escrow Holder and the Title Company as herein provided.

22.9 Attorneys’ Fees. In the event of any action or proceeding brought by either party against the other under this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and all fees, costs and expenses incurred for prosecution, defense, consultation, or advice in such action or proceeding. In addition to the foregoing, the prevailing party shall be entitled to its actual attorneys’ fees and all fees, costs and expenses incurred in any post-judgment proceedings to collect or enforce the judgment. This provision is separate and several and shall survive the merger of this Agreement into any judgment on this Agreement.

22.10 Successors and Assigns. Subject to the provisions of Section 22.7 above, this Agreement, and all the provisions, covenants and conditions hereof, shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and permitted assigns.

22.11 Severability. If any paragraph, section, sentence, clause or phrase contained in this Agreement shall become illegal, null or void, against public policy, or otherwise unenforceable, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void, against public policy, or otherwise unenforceable, the remaining paragraphs, sections, sentences, clauses or phrases contained in this Agreement shall not be affected thereby.

22.12 Waiver. The waiver of any breach of any provision hereunder by Optionor or Optionee shall not be deemed to be a waiver of any preceding or subsequent breach hereunder. No failure or delay of any party in the exercise of any right given hereunder shall constitute a waiver thereof nor shall any partial exercise of any right preclude further exercise thereof.

22.13 Further Assurances. Optionee and Optionor each agree to do such further acts and things and to execute and deliver such additional agreements and instruments as the other may reasonably require to consummate, evidence or confirm the sale or any other agreement contained herein in the manner contemplated hereby.

22.14 Capitalized Terms. All capitalized terms used but not defined in the Exhibits hereto shall have the same meanings as set forth in this Agreement.

22.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which shall constitute one and the same instrument.

22.16 Negotiated Transaction. The provisions of this Agreement were negotiated by all parties with the advice of counsel and this Agreement shall be deemed to have been drafted by all the parties.

22.17 Board of Directors Approval. Notwithstanding any other provision of this Agreement, the parties agree that Optionor’s obligations under this Agreement shall be contingent upon Optionor obtaining the approval of this transaction by the board of directors of Spansion Inc., a Delaware corporation, on or before sixty (60) days after the Effective Date. If Optionor does not deliver written notice to Optionee on or before the end of such 60-day period either confirming that such approval has been obtained or waiving this condition, this Agreement shall be deemed terminated, Optionee shall be entitled to the return of the First Installment and any accrued interest thereon, the parties shall each pay 50% of any escrow cancellation charges, and neither party shall have any further rights, duties or obligations under this Agreement or with respect to the Property, except as otherwise specifically set forth in this Agreement.

22.18 Memorandum of Option. Contemporaneously with the mutual execution of this Agreement, (i) the parties shall execute, acknowledge and deposit with Escrow Holder a Memorandum of Option in the form of Exhibit H hereto (the “Memorandum of Option”) and (ii) Optionee shall execute, acknowledge and deliver to Escrow Holder a quitclaim deed in the form of Exhibit I hereto (the “Quitclaim Deed”). Escrow Holder shall not, however, record the Memorandum of Option, unless and until both (1) Optionee has delivered to Escrow Holder and Escrow Holder then holds the fully executed and acknowledged Memorandum of Option and Quitclaim Deed, duly executed and acknowledged by the parties thereto; and (2) Optionee has delivered to Escrow Holder both the First Installment on or before 5:00 p.m. on the date on which Optionee is required to deposit the First Installment under Section 2 above and the Second Installment on or before 5:00 p.m. on the Approval Date, in which case, Escrow Holder shall cause the executed and acknowledged Memorandum of Option to be recorded concurrently with releasing the First Installment and the Second Installment to Optionor pursuant to Section 2. The parties hereby agree that Optionor may unilaterally instruct Escrow Holder to record the Quitclaim Deed against the Property upon failure of Optionee to make any payment of Option Consideration in a timely manner, upon failure of Optionee to exercise the Option in accordance with Article 1 hereof on or before the Option Expiration Date, or upon the expiration or earlier termination of this Agreement for any other reason in accordance with its terms, and Escrow Holder is hereby irrevocably authorized and instructed by the parties to ignore any contrary escrow instructions that Escrow Holder may receive from Optionee as to the recordation of the Quitclaim Deed. It shall be a condition precedent to recordation of the Quitclaim Deed that this

Agreement shall have either terminated pursuant to its terms or Optionee shall have breached the terms of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

OPTIONOR:

SPANSION LLC, a Delaware limited liability company

By: /s/ John H. Kispert
Name:	John H. Kispert
Title:	CEO

OPTIONEE:

TRUMARK COMPANIES LLC, a California limited liability company

By: /s/ Gregg A. Nelson
Name:	Gregg A. Nelson
Its: Managing Member

ESCROW HOLDER ACKNOWLEDGEMENT

Escrow Holder hereby acknowledges that it has received a fully executed counterpart of the foregoing Option Agreement for the Purchase and Sale of Real Property and Escrow Instructions and agrees to act as Escrow Holder and the Title Company thereunder and to be bound by and perform the terms thereof as such terms apply to Escrow Holder and the Title Company. Escrow Holder’s failure to execute this Agreement where indicated below and deliver a counterpart original of this Agreement to either or both of Optionor and Optionee shall in no way delay the Effective Date hereunder or invalidate or render this Agreement unenforceable in any respect.

ESCROW HOLDER:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Name:
Its:

EXHIBIT A-1

LEGAL DESCRIPTION OF REAL PROPERTY

EXHIBIT A-2

DEPICTION OF PROPERTY

EXHIBIT B

MEMORANDUM OF AGREEMENT

EXHIBIT C

GRANT DEED

EXHIBIT D

GENERAL ASSIGNMENT

EXHIBIT E

LEASE

EXHIBIT F

ASSIGNMENT AND ASSUMPTION OF REMEDIATION AGREEMENT

EXHIBIT G

NUMBER AND TYPE OF RESIDENTIAL UNITS

EXHIBIT H

MEMORANDUM OF OPTION

EXHIBIT I

QUITCLAIM DEED